EXHIBIT 10.1
LEASE AGREEMENT
for
SORRENTO SUMMIT
     This Office Lease Agreement (this “Lease”) is entered into as of November 6, 2007, (the “Effective Date”) between HCPI/Sorrento, LLC, a Delaware limited liability company (“Landlord”), and NuVasive, Inc., a Delaware corporation (“Tenant”), who agree as follows:
     1. Agreement to Let. Beginning on the applicable Commencement Date and terminating on the Expiration Date, subject to earlier termination in accordance with this Lease (the “Term”), Landlord leases to Tenant, and Tenant leases from Landlord, the applicable portion of the Premises, along with the non-exclusive right to use the Common Area. Appurtenant to Tenant’s interest in the Premises are Tenant’s Parking Spaces, Tenant’s right to use the Special Common Facilities and other portions of the Common Area, along with Tenant’s signage rights and roof rights for its Communications Equipment granted herein, at no additional charge during the Term.
     2. Principal Lease Provisions and Definitions. The following are the definitions and principal provisions of this Lease. Other portions of this Lease explain these principal lease provisions in more detail and should be read in conjunction with this Article 2.
          2.1. “Basic Monthly Rent” means the following sum, as increased by 3.0% on each anniversary of the Commencement Date for the Phase 2 Premises: (a) the product of $2.50 multiplied by the Rentable Square Feet of the Phase 1 Premises and the Phase 2 Premises, plus (b) the Phase 3 Basic Monthly Rent, if applicable, in accordance with the Phase 3 Provisions, plus (c) the product of 0.012 multiplied by the Additional Allowance, if any, as defined by the attached Exhibit B, plus (d) the additional Basic Monthly Rent determined in accordance with Addendum No. 1 arising out of the expansion of the Premises. Notwithstanding the foregoing: (a) during the first 365 days after the Commencement Date for the Phase 1 Premises, Basic Monthly Rent on account of the third floor and basement portions of Lusk 2 will be $75,000 per month (but Tenant’s obligation to pay Operating Expenses will not be affected by such discount and Tenant will pay the Property Management Fee based on the Basic Monthly Rent that would be payable on the entire Phase 1 Premises absent such discount); (b) from the Commencement Date for the Phase 1 Premises until November 1, 2008, no Basic Monthly Rent will be payable on account of the first or second floor portions of Lusk 2 (but Tenant’s obligation to pay Operating Expenses will not be affected by such abatement and Tenant will pay the Property Management Fee based on the Basic Monthly Rent that would be payable on the entire Phase 1 Premises as if there were no such abatement), and (c) during the first 180 days after the Commencement Date for the Phase 2 Premises, no Basic Monthly Rent will be payable for the Phase 2 Premises (but Tenant’s obligation to pay Operating Expenses will not be affected by such abatement and Tenant will pay the Property Management Fee based on the Basic Monthly Rent that would be payable on the entire Premises as if there were no such abatement). Notwithstanding the foregoing, the portion of Basic Monthly Rent on account of any Additional Allowance is due and payable on the Commencement Date for the Phase 2 Premises, without any abatement or discount.
          2.2. “BOMA Standard” means (a) with respect to measurements of the existing Buildings and the Premises within them, the standard of measuring floor area of the Building Owners and Managers Association, ANSI Z65. 1-1996, revised and readopted June 7, 1996; and (b) with respect to measurements of any Buildings or improvements constructed after the Effective Date and the Premises within them (and the Project as affected by such new improvements), the then-current standard of measuring floor area of the Building Owners and Managers Association.

          2.3. Buildings/Project/Common Area: The “Buildings,” each of which are located on Lusk Boulevard in San Diego, California, 92121, include (a) the building located at 7475 Lusk Boulevard (“Lusk 1”), (b) the building located at 7475B Lusk Boulevard, which includes the Special Common Facilities (“Lusk 1-B”), (c) the building located at 7473 Lusk Boulevard (“Lusk 2”), and, if and when constructed, Lusk 3 (described below). The “Project” is comprised of the Buildings, a parking structure, pad for additional improvements, and the land on which the foregoing are located, including the surface parking and landscaped areas on the following real property: PARCEL 1 OF PARCEL MAP NO. 12736, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, ACCORDING TO MAP THEREOF ON FILE IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, MAY 27, 1983, AS RECORDER’S FILE NO. 83-178570. The “Common Area” is comprised of those portions of the Project designated by Landlord for common use by tenants of the Project, including common lobbies (of which there is none in Lusk 2), elevators, driveways, sidewalks, parking areas and structures, landscaped areas, common passageways and service corridors, stairways, elevators, common restrooms, the Special Common Facilities and the Project’s emergency backup generator (if any) (but this Lease confers no rights to either the subsurface of the land below the ground level of the Project or with regard to the air space above the ceiling of the Premises, or to parking spaces not assigned or allocated to Tenant, nor, except as may be provided in the Article below entitled “Communication Equipment,” to the roof, exterior walls, or utility raceways of any Building).
          2.4. “Brokers” means Cresa Partners-West, Inc. (“Tenant’s Broker”), as Tenant’s broker, and Colliers International San Diego Office (“Landlord’s Broker”), as Landlord’s broker. In no way is either Broker or any of its agents authorized to take any action or make any representations or statements on behalf of Landlord or Tenant. Landlord shall compensate the Brokers in accordance with Article 29.
          2.5. “Building Service Hours” means Monday through Friday 7:00 a.m. to 6:00 p.m., and Saturdays 7:00 a.m. to 1:00 p.m., with no hours on Sundays or holidays. (When Tenant leases an entire Building under this Lease, the Building Service Hours for that Building are 24 hours per day, seven days per week.)
          2.6. “Commencement Date” means: (a) as to the Phase 1 Premises, the date on which the TI Work for the third floor of Lusk 2 is Substantially Completed and Tenant has at least temporary access to such third floor (or, in the event of any Tenant Delay, the earlier date on which such TI Work would have been Substantially Completed if not for Tenant Delay); and (b) as to the Phase 2 Premises, the latest of (i) Substantial Completion of the New Parking Deck, (ii) Substantial Completion of the Lusk 1 Demolition Work (as defined in Article 22 below), and (iii) the date on which the TI Work for the Phase 2 Premises and the second floor and basement of Lusk 2 are Substantially Completed (or, in the event of any Tenant Delay, the earlier date on which such TI Work would have been Substantially Completed if not for Tenant Delay). The terms “Substantially Completed” and “Tenant Delay” are defined in the attached Exhibit B. If the parking structure is not open for use by the later of the Phase 2 Commencement Date and February 28, 2008, as extended on account of force majeure delays, then Tenant may terminate this Lease effective on the 90th day following Tenant’s written notice to Landlord made after such deadline but before the parking structure is open for use; provided, however, such termination will not be effective if, within 60 days after Landlord’s receipt of Tenant’s termination notice, the parking structure is open for use. The date of completion of the portion of the TI Work that relates to the lobby of Lusk 2 (the “Lusk 2 Lobby TI Work”) does not affect any Commencement Date; but, for each day that Substantial Completion of the Lusk 2 Lobby TI Work exceeds 30 days (as extended by any force majeure delays) beyond the later of Substantial Completion of the Phase 2 Premises and Landlord’s (or the Contractor’s) receipt of possession of the elevator specified in the Preliminary Plans for the Lusk 2 Lobby TI Work, rent under this Lease will be abated by $1,000.00. Until completion of the Lusk 2 Lobby TI Work, Landlord shall provide alternative access through the existing lobby for Tenant and Tenant’s Invitees, excluding construction personnel, to the completed portions of the Phase 1 Premises.

          2.7. Delivery of Premises. The parties acknowledge that the Phase 2 Premises are currently occupied by another tenant of the Project (the “Existing Tenant”). If Landlord fails to cause the Existing Tenant to vacate the Phase 2 Premises along with all of its personal property by January 1, 2008, then Tenant may terminate this Lease effective on the 90th day following Tenant’s written notice to Landlord made after such deadline but before the vacation of the Phase 2 Premises by the Existing Tenant is completed; provided, however, such termination will not be effective if, within 90 days after Landlord’s receipt of Tenant’s termination notice, the vacation is completed. The foregoing deadline is in addition to the deadline for Substantial Completion described in Section 2.6 above. Concurrent with Landlord’s delivery of possession to Tenant of the Phase 2 Premises, Landlord shall convey to Tenant substantially all of the Existing Tenant’s office furnishings, cubicles, and trade fixtures located in the Premises, at no additional cost to Tenant, which Landlord shall cause to be conveyed by the Existing Tenant to Landlord upon the Existing Tenant’s vacation of the Phase 2 Premises.
          2.8. Expansion Right. During the Term, Landlord grants Tenant certain expansion rights strictly in accordance with, and subject to the conditions of, the attached Addendum No. 1.
          2.9. “Expiration Date” means the date that is the last day of the 132nd calendar month following the Commencement Date for the Phase 2 Premises. The Expiration Date may automatically be extended in accordance with the Phase 3 Provisions. During the Term, and only while Tenant is not in default under this Lease, Tenant may extend the Expiration Date strictly in accordance with, and subject to the conditions of, the attached Addendum No. 2.
          2.10. “Laws” means all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including the Americans with Disabilities Act, and all private covenants, conditions and restrictions governing the Premises.
          2.11. Letter of Credit. Within 30 days after the mutual execution of this Lease, Tenant shall deliver to Landlord the Letter of Credit contemplated by the Article below entitled “Letter of Credit Obligations.”
          2.12. Memorandum. Promptly after mutual execution of this Lease and Landlord’s receipt of the Letter of Credit, Landlord and Tenant shall execute a Memorandum of this Lease substantially in the form of the attached Exhibit C (the “Memorandum”) and have their signatures acknowledged by a notary public. Tenant shall cause the Memorandum to be recorded in the real property records of San Diego County, California, within ten days after execution by Landlord.
          2.13. Notice Address for Tenant:

Prior to the Commencement Date
For the Phase 1 Premises:	NuVasive, Inc.
4545 Towne Centre Court
San Diego, CA 92121
Attn: Jason Hannon
Email: jhannon@nuvasive.com

Following the Commencement Date
For the Phase 1 Premises:	NuVasive, Inc.
7475 Lusk Boulevard
San Diego, CA 92121
Attn: Jason Hannon
Email: jhannon@nuvasive.com

With a copy of notices of default to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
9255 Towne Centre Drive, Suite 600
San Diego, CA 92121
Attn: Scott Biel
Email: sbiel@mintz.com
          2.14. Notice and Payment Address for Landlord: c/o Landlord’s property manager, Veralliance Properties, Inc., Attn: Daniel Ryan, 8910 University Center Lane, Suite 630, San Diego, California, 92122, email dryan@veralliance.com; with a copy of each notice to Landlord c/o Health Care Property Investors, Inc., 3760 Kilroy Airport Way, Suite 300, Long Beach, California 90806, Attn: Legal Department, email legaldept@hcpi.com.
          2.15. “Operations Plan” means a plan prepared by Tenant in reasonable detail describing Tenant’s intended use of each area of the Premises, including detailed lists of chemicals (including all codes and classifications) and equipment (including specific make, model, and specifications) to be used or located in each such area of the Premises or to be used or transported by Tenant or any of Tenant’s Invitees on or around the Project. Tenant shall deliver the Operations Plan to Landlord for its approval (which may not unreasonably be withheld or delayed) within 45 days after the Effective Date to facilitate appropriate incorporation into the TI Work. The Operations Plan must include the Lusk 2 basement layout and provide that the equipment in the Lusk 2 basement that may cause the highest levels of sound transmission to the first floor of Lusk 2 will be located in the northeastern-most portion of the Lusk 2 basement and that air compressors will need to be located at designated locations on the roof (or at another location outside the Building acceptable to Landlord). With respect to activities in the Lusk 2 basement, the Operations Plan additionally must incorporate sound mitigation improvements and operations procedures (to be implemented with the cooperation o f Landlord) such that noise transmission from the Lusk 2 basement portion of the Premises to all vivarium portions of the first floor of Lusk 2 is at all times limited to a Noise Criteria (NC) value of NC-40 (with the modifications and specifications set forth in the attached Exhibit H). If, at any time during the Term, Tenant desires to modify the Operations Plan, Tenant must first obtain Landlord’s written approval (which approval may not unreasonably be withheld).
          2.16. “Permitted Use” means Tenant’s use of the Premises for general office use (which may include employee training, employee lunch room and kitchen facilities with vending machines for Tenant’s exclusive use) and for research and surgical activities associated with its spinal and other neurological and orthopedic surgical products, and for the storage and use of medical, biological and other materials incidental to such activities, and for light manufacturing of prototype products, shipping, receiving, warehousing, and distribution, and for such other uses reasonably consistent with the foregoing, all in strict compliance with the Operations Plan, this Lease and all Laws. Neither Landlord nor Tenant may institute a zoning change or encumber the Project with any additional restrictions on the use thereof that materially affect Tenant’s Permitted Use. So long as the original Tenant occupies all of the Premises and has not committed a default under this Lease more than twice in any 12-month period, Landlord may not lease any other premises within the Project to a tenant (nor authorize the subletting or assignment of any portion of the Project to any subtenant or assignee) whose primary business is the sale, manufacture, distribution, or research related to the development of, spinal and other neurological and orthopedic surgical products and equipment that directly competes with NuVasive at the time of such lease or sublease or assignment.
          2.17. “Phase 3 Provisions” means the provisions of the attached Addendum No. 3, pursuant to which Tenant may require Landlord to construct Lusk 3 or to lease portions of Lusk 3 to Tenant.
          2.18. “Premises” means the Phase 1 Premises, as of the Phase 1 Commencement Date, and both the Phase 1 Premises and the Phase 2 Premises, as of the Phase 2 Commencement Date. (The Premises may be

modified in accordance with the Phase 3 Provisions to include the Phase 3 Premises and to remove a portion of the Phase 1 Premises.) The “Phase 1 Premises” is the portion of Lusk 2, including all of the rentable premises within the third floor as depicted on the attached Exhibit A-1 (“Lusk 2.3”), the western space on the second floor as depicted on the attached Exhibit A-2 (“Lusk 2.2”), the space on the westerly portion of the first floor of the Building to serve as Tenant’s exclusive entrance/lobby as depicted on the attached Exhibit A-4 (the “Lusk 2 Lobby”), and the portion of the basement depicted on the attached Exhibit A-3 (the “Lusk 2 Basement Premises”). The “Phase 2 Premises” consists of all of Lusk 1 as depicted on the attached Exhibit A-5 and the portion of Lusk 1-B depicted on the attached Exhibit A-6. The attached Exhibit A-7 identifies the sizes of the Project, Buildings, and various premises as of the date of this Lease. The Premises may be expanded or contracted in accordance with this Lease. Additionally, at Tenant’s written election (which must be received by Landlord along with Tenant’s space plans for such space concurrent with Tenant’s other proposed space plans for the Phase 2 TI Work), the portion of the Lusk 2 Basement Premises planned for Tenant’s machine shop may be relocated to the Project’s parking structure in a location and orientation reasonably acceptable to Landlord and Tenant and approved by all applicable governing authorities under all applicable Laws (the “New Machine Shop Space”), in which case the Phase 2 Premises will be expanded to include the New Machine Shop Space and Landlord will construct such space expeditiously to completion after receipt of the applicable building permit for the New Machine Shop Space (at Landlord’s cost to the extent of $180.00 per Rentable Square Foot of the New Machine Shop Space or such lesser amount necessary to improve the New Machine Shop Space to a warm vanilla shell) and further improvement of the New Machine Shop Space will be subject to the same process and TI Allowance as for the balance of the Phase 2 Premises. If Landlord does not timely complete the work required of it under the preceding sentence, Tenant may do so.
          2.19. Rentable Square Feet. The “Rentable Square Feet” of the Project and Premises are approximately as indicated on the attached Exhibit A-7. The Rentable Square Feet of the Phase 2 Premises shall be adjusted upon any reduction to Lusk 1 to accommodate construction of Lusk 3, if such construction occurs at any time after the Effective Date. Rentable Square Feet shall be measured throughout the Term in accordance with the BOMA Standard. Until Landlord provides the initial notice of Rentable Square Feet described below, the “Rentable Square Feet” of the Premises, Buildings and Project will be deemed to be the approximations referenced above in this Lease and Monthly Base Rent and Tenant’s Building Share and Tenant’s Pro Rata Share will be based on these approximate sizes. The Project includes land that may be developed with an additional Building containing additional rentable space, the result of which could be a substantial increase in the Rentable Square Feet of the Project (and, because of an increase in Common Area, a possible change to the Rentable Square Feet of the Premises and Tenant’s Pro Rata Share of the Project). Within 30 days after Substantial Completion of the TI Work of the Phase 1 Premises, the Phase 2 Premises, and if applicable, the Phase 3 Premises and any expansion space, Landlord shall give Tenant written notice of the Rentable Square Feet of the respective portion of the Project included in the Premises as determined in accordance with the BOMA Standard and the resulting Tenant’s Building Share for each Building in which the Premises are located and Tenant’s Pro Rata Share, along with a copy of the plans and drawings (including access to electronic CAD format, if available) on which such determination was based (the “RSF Notice”). Tenant shall have the right to review Landlord’s Rentable Square Feet calculation for the applicable portion of the Premises, applicable Building(s) and Project (and Landlord shall reasonably cooperate in making Landlord’s space planner/architect available to Tenant’s space planner/architect for discussion of such calculation) during the 30-day period following Landlord’s delivery of each RSF Notice, and to reasonably object to such determination by written notice to Landlord within such 30-day period. Unless Tenant objects to Landlord’s calculation of Rentable Square Feet in the RSF Notice within 30 days after the date of the RSF Notice by delivering written notice to Landlord stating that Landlord’s measurement of the Rentable Square Feet of the respective Premises or Project is inaccurate, accompanied by reasonable evidence of such inaccuracy certified by an unaffiliated architect or space planner, Landlord’s determination set forth in the RSF Notice will be binding on both Landlord and Tenant throughout the Term, unless and until a physical change to the Rentable Square Feet of the Premises any Building or Project occurs (at which time Landlord will measure the modified portions of the Premises, Building(s) and/or Project, as applicable in accordance with the BOMA Standard and give Tenant written notice of the Rentable Square Feet of the Premises and Tenant’s Building Share and Tenant’s Pro Rata Share and, unless Tenant objects and establishes in the manner described above within 30 days after the date of Landlord’s notice of the foregoing that Landlord’s measurement of the Rentable Square Feet of the Premises, Building or Project is inaccurate, Landlord’s determination will be binding on both Landlord and Tenant throughout the Term unless and until another physical change to the Rentable Square Feet of the Premises or Project occurs, etc.) Tenant acknowledges that Rentable Square Feet includes Tenant’s allocable share of certain Common Area, including the Special Common Facilities, in accordance with the applicable provisions of the BOMA Standard. If Tenant timely objects to Landlord’s determination of Rentable Square Feet in any RSF Notice, Landlord’s space planner/architect and Tenant’s space planner/architect shall promptly meet and attempt to agree upon the mutually-acceptable Rentable Square Feet of the Premises. If Landlord’s space planner/architect and Tenant’s space planner/architect cannot agree on the Rentable Square Feet of the Premises within thirty (30) days after Tenant’s delivery of its written notice objecting thereto, Landlord shall select an independent third party space measurement professional to field measure the Premises under the BOMA Standard. Such third party independent measurement professional’s determination shall be conclusive and binding on Landlord and Tenant, and Landlord and Tenant shall each pay one-half of the fees and expenses of the independent third-party space measurement professional.
          2.20. Right of First Offer to Purchase. During the Term, Landlord grants Tenant the rights to receive the first opportunity to purchase the Project strictly in accordance with, and subject to the conditions of, the attached Addendum No. 4.
          2.21. Signage. Tenant may install (in accordance with the Article below entitled “Alterations”) in a manner reasonably prescribed by Landlord, and maintain throughout the Term: (a) signage on the side of each Building occupied by Tenant under this Lease, to the extent of Tenant’s Building Share of the allowable signage on the Building subject to Landlord’s reasonable approval (and if Tenant occupies more than half of a Building, it will be permitted to have its signage above all other tenants’ signage on such Building); (b) signage on the side of Lusk 1-B to the extent of Tenant’s Pro Rata Share of the allowable signage on Lusk 1-B; (c) signage identifying Tenant’s name and corporate logo on the existing Project monument sign at Lusk Boulevard of a size no greater than Tenant’s Pro Rata Share of the monument signage (and Tenant’s signage on the monument will be the most prominent while Tenant leases at least 50% of the Rentable Square Feet of the Project); and (d) signage identifying Tenant’s name and corporate logo on the entrance doors to Tenant’s Lusk 2 lobby and within the Lusk 2 lobby, which signage rights will be exclusive to Tenant while Tenant leases all of the Phase 1 Premises; and (e) signage identifying Tenant’s name and corporate logo on the main entrance to Lusk 1, which signage rights will be exclusive to Tenant while Tenant leases all of Lusk 1. Tenant’s signage shall comply with all applicable Laws and the size and location of which shall be subject to Landlord’s reasonable approval (provided that Tenant’s signage shall not be required to be substantially smaller than its share of the size of signage permitted by applicable Laws). Tenant is responsible for all costs associated with the fabrication, installation, permitting, maintenance, and removal of its signage (but may apply its TI Allowance to such costs as part of the TI Work).
          2.22. “Special Common Facilities” means a cafeteria (operated by a third-party food-service operator) and a gym facility, each located within the Project. During the Term, Landlord shall (or shall cause its affiliate to) maintain these facilities on the Project in substantially the same size and condition as those existing as of the Commencement Date and shall use commercially reasonable efforts to retain food-service operators at the cafeteria reasonably acceptable to tenants of the Project for breakfast and lunch service, but Landlord (or its affiliate providing such services) may discontinue food service upon not less than 30 days advance notice in writing to Tenant (the “Cafeteria Closure Notice”), if such food service operations fail to be economically self-sufficient, Neither Landlord nor its affiliate is obligated to subsidize such service; provided, however, if a subsidy is necessary in order for food service operations to continue to be made available to occupants of the Project, Landlord shall provide notice of the approximate amount necessary to subsidize the food service operations at that time in the Cafeteria Closure Notice, and within 30 days following receipt of the Cafeteria Closure Notice, Tenant may elect to assume the Landlord’s food service operations with a food service operator reasonably acceptable to Landlord (and with services and prices reasonably acceptable to Landlord) at Tenant’s sole cost and expense for any costs in excess of the revenues received by Tenant for such operations. If Tenant does not elect to subsidize or assume the food service operations within such 30-day period following receipt of the Cafeteria Closure Notice, then such food service operations may be terminated by Landlord, and the cafeteria shall be converted to a Common Area meeting space, which shall continue to be available to the tenants of the Project for meetings and events or Landlord may elect to subsidize the cafeteria services, in which case the subsidy will constitute an Operating Expense under this Lease to be allocated among tenants of the Project in accordance with Tenant’s Pro Rata Share. Scheduling of use of the cafeteria when no food service is operating will be managed by Landlord’s property manager in accordance with reasonable rules and regulations, on a first-come, first-served reservation basis, with time and availability of use equitably allocated among the tenants of the Project in proportion with their respective Pro Rata Shares.
          2.23. “Tenant’s Parking Spaces”: four parking spaces per 1,000 useable square feet of the Premises (calculated in accordance with BOMA Standard as reasonably determined by Landlord), including Tenant’s Pro Rata Share of visitors and handicap spaces, some or all of which may be assigned by Landlord to Tenant, a portion of which may be designated by Tenant as reserved for the use of Tenant and Tenant’s Invitees in accordance with Section 4.2 below. If the Phase 2 Premises are expanded to include the New Machine Shop Space, Tenant’s Parking Spaces will be reduced by the number of parking spaces lost within the parking structure as the result of construction of the New Machine Shop Space.
          2.24. “Tenant’s Building Share” means the ratio of the Rentable Square Feet of the Premises within a Building to the Rentable Square Feet of the Building, and “Tenant’s Pro Rata Share” means the ratio of the Rentable Square Feet of the Premises to the Rentable Square Feet of the Project (in each case as the size of the Premises, Buildings, and Project may be changed from time to time).
          2.25. “TI Allowance” means: (a) as to the Phase 1 Premises, (i) the sum of (A) the product of $21.00 multiplied by the number of Rentable Square Feet of the Phase 1 Premises, plus (B) one-half of the Lobby Cost (as defined below in this paragraph); minus (ii) the sum of $263,000, plus an amount equal to the cost that Landlord reasonably incurs to construct and install restrooms elsewhere on the second floor of Lusk 2 substantially the same as the existing restrooms on that floor, including the same level of specifications for improvements, hardware, equipment, and finishes; (b) as to the Phase 2 Premises, the product of $56.00 multiplied by the number of Rentable Square Feet of the Phase 2 Premises; and (c) as to the Phase 3 Premises, if any, the amount indicated in the Phase 3 Provisions. The TI Allowance is to be used exclusively for the design and construction of the TI Work in accordance with the attached Exhibit B. Notwithstanding anything to the contrary in this Lease, Landlord maintains the right to reasonably allocate the TI Allowance among the TI Costs of its choosing, for tax purposes. The “Lobby Cost” means the hard and soft costs to construct the following portions of the Lusk 2 Lobby TI Work by the Contractor to Project standard finish (or its equivalent) as reasonably determined by Landlord: Tenant’s dedicated entry, lobby, lobby-stairs, and lobby elevator.
          2.26. TI Work: Landlord shall (at Tenant’s cost to the extent exceeding the TI Allowance) improve the Premises with the improvements (the “Tenant Improvements”) described in, and designed and completed in accordance with, the attached Exhibit B (the “TI Work”). All Tenant Improvements are and will remain part of the Premises and owned by Landlord, and shall not be required to be removed by Tenant upon the expiration or earlier termination of the Lease except for any Industry Improvements (as defined in the attached Exhibit B and addressed in Article 13 below).

     3. Possession and Occupancy. Tenant is entitled to possession of the applicable portion of the Premises on the applicable Commencement Date. Tenant also will have access to the applicable Premises during normal business hours during the 60 days preceding the applicable Commencement Date solely for purposes of coordinating the installation of Tenant’s cabling, equipment and other Tenant’s Property, but Tenant may not do so to the extent such access interferes with or delays the TI Work, and Landlord shall direct its contractors to coordinate their TI Work with Tenant’s relocation during the 10 days preceding the applicable Commencement Date (and shall provide reasonable advance notice to Tenant of the start of such 10-day period). Tenant’s early access to the Premises shall include the right to access portions of the applicable Building not included in the Premises as reasonably required for Tenant’s coring and installation of cabling to the Premises. Tenant has thoroughly inspected the Premises and, subject to Landlord’s Warranty Obligations, accepts the Premises in its as-is condition as of the Effective Date with no right to require Landlord to perform any work to the Premises other than the TI Work in accordance with this Lease (and Landlord’s maintenance and repair obligations under Section 8.2 and Article 18). With the exception of the following (“Landlord’s Warranty Obligations”), Tenant waives all warranties, whether express or implied (including any warranties of merchantability or fitness for a particular purpose), with respect to the Premises: (a) at Landlord’s sole cost, Landlord shall correct structural defects in the core or shell of any Building leased by Tenant; (b) Landlord is responsible for remediating pre-existing Hazardous Materials on, about or under the Project as described in Article 25 below; (c) Landlord represents that, as of the Commencement Date for the Phase 1 Premises and the Phase 2 Premises, the Project exterior and Common Area comply with all Laws in all material respects such that any non-compliance will not prevent the issuance of a certificate of occupancy for the applicable Premises; provided, however, Landlord’s Warranty Obligations do not cover any matters caused or permitted by Tenant or any Tenant Invitee. The cost of Landlord to comply with Landlord’s Warranty Obligations will not be included in the TI Costs or Operating Expenses.
     4. Use of Premises and Common Area.
          4.1. In General. The Premises may be used only for the Permitted Use. Tenant shall comply with all Laws regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. Additionally, to the extent the obligations are triggered by Tenant’s particular use of the Premises or Alterations or improvements in the Premises performed or requested by Tenant, (other than any TI Work) Tenant shall pay Landlord all costs it incurs to cause compliance with such Laws as they may relate to the Project after first being notified in writing of such expense. Tenant shall promptly provide Landlord with copies of each notice it receives regarding an alleged violation of Law and shall immediately cure all such violations for which Tenant is responsible under this Lease. Tenant and its employees, agents, guests, invitees, customers, service-providers, and licensees (collectively, “Tenant’s Invitees”) shall comply with the rules and regulations of the Project attached as Exhibit D and such other reasonable rules and regulations adopted by Landlord from time to time. Notwithstanding the foregoing, Tenant may not change the use on the second floor or basement of Lusk 2 (or add new equipment to either locale) that materially increases sound generation without Landlord’s prior approval, which approval will be based on the Permitted Use provisions of this lease and the sound generation of the use of such space.
          4.2. Parking. Tenant’s Parking Spaces are included as a benefit ancillary to its interest in the Premises under this Lease without any additional charge. Neither Tenant nor Tenant’s Invitees may use the parking area within the Project (the “Parking Area”) except for Tenant’s Parking Spaces and the driveways leading to them. Tenant may designate reserved parking spaces at locations within the Parking Area mutually acceptable to Landlord and Tenant for up to 10% of Tenant’s Parking Spaces (in which case Landlord shall cause the spaces to be labeled as reserved, at Tenant’s sole cost); provided that Landlord shall not unreasonably withhold, condition or delay its approval of the reserved parking spaces designated by Tenant as its reserved parking spaces, and such reserved parking spaces may be relocated by Tenant (at Tenant’s cost) within the parking areas of the Project from time to time, based on changes in the parking structure and other parking spaces of the Project, subject to Landlord prior approval, which shall not be unreasonably withheld, conditioned or delayed. Tenant acknowledges that Landlord will be adding an additional deck (the “New Parking Deck”) to the existing parking structure at the Project and that the existing parking structure will not be available for parking during such construction. Until Landlord completes the New Parking Deck, Tenant shall accept reasonable alternative parking arrangements, such as off-site parking with valet or shuttle service to the Project.
     5. Monthly Rent. Tenant shall pay to Landlord as minimum monthly rent, without deduction, setoff, prior notice, or demand, the Basic Monthly Rent in advance, on or before the first day of each calendar month throughout the Term commencing on the Commencement Date with appropriate proration in the event of a partial month at the beginning of the Lease Term. Concurrent with execution of this Lease, Tenant shall deposit with Landlord $75,000.00 to be credited to Tenant’s first full month’s Basic Monthly Rent (and any excess applied toward the next month’s Basic Monthly Rent obligation). This Lease is intended to be a “Triple-net lease” and, except as expressly provided to the contrary in this Lease, Tenant is solely responsible for the care, maintenance, taxes, insurance, utilities, repair and operating expenses of the Premises, including all costs thereof, as though Tenant were the owner of the Premises, plus payment of Tenant’s pro rata share of Operating expenses and the Property Management Fee. All monetary obligations of Tenant under this Lease constitute “rent” under this Lease. All payments received by Landlord from Tenant must be applied to the oldest payment obligation owed by Tenant to Landlord. No designation by Tenant (whether on a check or otherwise in writing or orally) will be of any effect. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Tenant’s covenant to pay rent is independent of every other covenant in this Lease. Until changed by reasonable advance written notice to Tenant, Basic Monthly Rent and such other sums to be paid by Tenant to Landlord shall be paid to Landlord at the address of Landlord set forth in Section 2.13 above.
     6. Operating Expenses.
          6.1. Definition of Operating Expenses. Beginning on the Commencement Date, Tenant is responsible for payment of the Property Management Fee plus Tenant’s Pro Rata Share of all Operating Expenses of the Project. As used in this Lease, the term “Operating Expenses” means (subject to the express limitations set forth elsewhere in this lease) all costs and expenses paid or incurred (or reasonably reserved) by Landlord or its property manager relative to the operation, repair, restoration, replacement, maintenance, and management of the Project, including: (i) water, sewage disposal, drainage, refuse collection and disposal, gas, electricity, and other utility services, and the maintenance of all components, systems, and apparatus by which such utilities and services are provided (but Landlord may allocate utilities in a manner equitably prescribed by Landlord rather than based on Tenant’s Pro Rata Share or Tenant’s Building Share, such as estimated share of usage), but excluding the costs of utilities to the extent exclusively serving the Premises and separately metered or sub-metered (for which Tenant is solely responsible), (ii) general maintenance and repair of the landscaping and improvements located on the Project, and any janitorial or security services, including all personnel costs associated with the maintenance, repair, security, or management of the Project, and including the rental and purchase costs of parts, supplies, tools and equipment, (iii) expenses payable by Landlord pursuant to the provisions of any recorded covenants, conditions, and restrictions, reciprocal easement agreements, and any other recorded documents affecting the Project (other than any ground lease or any Landlord’s loan(s) secured by the Premises), (iv) all real property or real estate taxes, assessments, association dues, and other impositions, whether general, special, ordinary, or extraordinary, and of every kind and nature, which may be levied, assessed, imposed on the Project or against Landlord on account of the Project, including gross receipts taxes, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Project, taxes and assessments levied substitution or supplementation in whole or in part of any such taxes or assessment, and all costs and fees incurred in connection with seeking reductions in any tax liabilities described above (“Real Estate Taxes”), (v) any personal property taxes, assessments, or other impositions levied, assessed, or imposed upon any personal property of Landlord used in connection with the Project, (vi) all insurance premiums, costs, fees, and deductibles, (vii)  all labor and labor related costs for the personnel below the level of asset manager, including wages, salaries, bonuses, burden, overhead, taxes, insurance, uniforms, training, retirement plans, pension plans, and other employee benefits; provided that if any employee performs services in connection with the Project and any other property, costs associated with such employee may be proportionally included in Operating Expenses based on the percentage of time the employee devotes to the Project versus the other properties, and all legal, accounting, inspection, consultation, janitorial, and other service fees and costs (collectively, “Labor Costs”); (viii) the fair market rent for any management office established at the Project (not to exceed 2,000 Rentable Square Feet); and (ix) capital improvements or structural modifications required by any change in Laws occurring after the Effective Date or by normal wear and tear, or other capital improvements or structural modifications deemed reasonably necessary by Landlord or appropriate to reduce other Operating Expenses (but excluding any of the TI Work); provided, however, any costs of such capital improvements to structural portions of the Project shall be amortized (including an interest factor reasonably determined by Landlord) over the anticipated useful life of such capital improvements or structural modifications at an interest rate of 9.0% per annum. The “Property Management Fee” is payable to Landlord or its agent in the amount of 4.0% of gross rent due from the Premises (which includes Basic Monthly Rent and Tenant’s Pro Rata Share of Operating Expenses), in addition to reimbursement of Tenant’s Pro Rata Share of Landlord’s and its agent’s actual costs described above; provided, however, if the cost of a management office is included in Operating Expenses, the 4.0% fee will not apply to the cost of the management office. During any period of vacancy at the Project, Operating Expenses will be determined as if the Project had been fully occupied and Landlord had been supplying services to the entire Project during the applicable period (in accordance with the methodology specified by the Building Owners and Managers Association). The expenses described in clauses (ii), (vii), and (viii) above along with operating reserves are referred to as “Controllable Expenses”. Tenant will not be responsible for paying Tenant’s Pro Rata Share of Controllable Expenses for any given calendar year after 2009 to the extent the Controllable Expenses for the year on a Rentable Square Foot Basis exceed Tenant’s Pro Rata Share of Controllable Expenses on a Rentable Square Foot Basis for calendar year 2009 by more than 5.0% per year, compounded.
Notwithstanding the foregoing, Operating Expenses will not include any of the following:

(a)	legal fees, brokerage commissions, advertising costs, and any transfer taxes incurred in connection with the sale, financing or refinancing of any portion of the Project, the ground lease thereof, or the leasing of any space within the Project;

(b)	costs incurred in connection with damage or repairs to the extent reimbursed from any insurance policy carried by Landlord in connection with the Project, or any deductible payable by another tenant of the Project for damages attributable to its negligence or willful misconduct;

(c)	expenses for repair or replacement paid by condemnation awards;

(d)	executive salaries for positions equal or higher than asset manager;

(e)	the cost of offsite service personnel to the extent that such personnel are not engaged in the management, operation, repair or maintenance of the Project;

(f)	Landlord’s general overhead expenses to the extent not reasonably related or allocated to the Project;

(g)	Any fee to Landlord or its property manager beyond the Property Management Fee for general supervision of maintenance or repairs;

(h)	all principal, interest, loan fees, and other carrying costs related to any mortgage or deed of trust, or any base rent payable pursuant to any ground lease encumbering the Project, unless such costs are directly attributable to Tenant’s, its agents’ or employees’ activities in, on or about the Project, or as a result of a Tenant’s breach or default under this Lease;

(i)	legal fees, accountant fees and other expenses incurred in disputes regarding or associated with the enforcement or defense of Landlord’s title to or interest in the Project or any part thereof, or pursuant to any disputes with or claims made against Landlord by any ground lessors, lenders, brokers, tenants or prospective tenants;

(j)	costs incurred in connection with the original construction of the Project, in connection with any major new development at the Project unrelated to the Premises (i.e., any development of the New Parking Deck, Lusk 3, the Lusk 1 Demolition Work, the New machine Shop Space, or any other new building(s) or new floors to existing buildings or major expansions to existing buildings to create new rentable space), or any depreciation or amortization of any portion of the Project, except as provided in Section 6.1(ix) above;

(k)	costs of improving the interior of any tenant’s premises, including permit, license and inspection costs incurred with respect to the installation of tenant improvements made for new tenants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant rentable space for other tenants or other occupants of the Project, including the TI Allowance;

(l)	costs for which Landlord is reimbursed by any other tenant (other than through payment of the other tenant’s share of Operating Expenses);

(m)	fines, penalties, and interest incurred because of Landlord’s gross negligence or willful failure to make any payment owed by Landlord, or to file any tax return, when due;

(n)	costs arising from Hazardous Materials that were generated, released or brought upon the Project by Landlord, its agents, or employees, except for normal and customary uses of Hazardous Materials in buildings and projects similar to the Buildings or Project (such as hydraulic fluid in an elevator or cleaning and maintenance supplies), or which are covered by any policy of environmental insurance insuring Landlord against the cost of contamination arising from the use of the Project by any prior occupant;

(o)	with respect to the amortized cost of capital improvements or structural modifications made for the purpose of reducing other Operating Expenses, that portion of such costs exceeding the cost-savings resulting from the improvement or modification unless either (a) the improvement or modification is made at a time when Tenant leases less than 2/3rds of the Rentable Square Feet of the Project, or (b) Tenant approves of the improvement or modification (which approval may not unreasonably be withheld or delayed);

(p)	costs to repair the Structural Components and the costs to maintain the structural integrity of the Structural Components (but not cosmetic or routine maintenance);

(q)	notwithstanding the definition of “Real Estate Taxes,” the additional real estate taxes resulting from a re-assessment of the entire Project if such reassessment is triggered by development of Lusk 3, unless Lusk 3 is constructed in accordance with the Phase 3 Provisions or is otherwise occupied in whole or in part by Tenant;

(r)	costs arising from Landlord’s charitable or political contributions

(s)	costs for acquisition of sculpture, paintings or other extraordinary objects of art; and

(t)	any other costs expressly excluded from Operating Expenses elsewhere in this Lease.
          Any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Real Estate Taxes included in Operating Expenses shall be included in Operating Expenses in the calendar year in which such expenses are paid. Tenant’s Pro Rata Share of any Real Estate Taxes paid by Tenant as an Operating Expense that are refunded to Landlord shall be refunded to Tenant regardless of when received, based on the calendar year to which the refund is applicable. There shall be excluded from Real Estate Taxes: (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s (or any of its affiliates’) net income (as opposed to rents, receipts or income attributable to operations at the Project), and (ii) any taxes paid directly by Tenant pursuant to this Lease. If any special assessment included in Real Estate Taxes is permitted to be paid without penalties or interest in more than two installments, and Landlord pays the assessment in a lump sum, Landlord may not include in Operating Expenses the lump-sum payment (but rather must charge to Operating Expenses the installments that would have been paid, over the period they would have been paid, as if the lump sum payment was not made). Additionally, during the period beginning on the Effective Date and ending on the last day of the 36th month following the Commencement Date for the Phase 2 Premises (the “Tax Protection Period”), Operating Expenses will not include the additional Real Estate Taxes, if any, resulting from the re-assessment of the Project based on Landlord’s sale of the Project during the Tax Protection Period. The preceding sentence has no effect on Operating Expenses for any period after the Tax Protection Period.
          6.2. Payment of Operating Expenses. Landlord shall deliver to Tenant an annual statement setting forth the estimated Property Management Fee and Operating Expenses Landlord expects to incur for the applicable year (“Expense Statement”). Tenant shall pay one-twelfth of the Property Management Fee and one-twelfth Tenant’s Pro Rata Share of the amount set forth in the Expense Statement with each payment of Basic Monthly Rent. Tenant’s payment obligations under this paragraph constitute additional rent under this Lease. If the sum of Tenant’s payments on account of Operating Expenses and Property Management Fees during any calendar year exceeds the actual Operating Expenses and Property Management Fees for the calendar year, then the excess will be credited against future Operating Expenses due from Tenant, or paid directly to Tenant. If the sum of Tenant’s Operating Expense and Property Management Fee payments for any calendar year is less than the actual Operating Expenses and Property Management Fee for the calendar year, then Tenant shall pay Landlord the amount of the deficiency within 10 days after delivery of Landlord’s statement reconciling the year’s Operating Expenses. Landlord’s delay in delivering any Expense Statement or reconciliation statement will not release Tenant of its obligation to pay any portion of the Operating Expenses or Property Management Fee. If at any time Landlord incurs an unanticipated Operating Expense (or any other expense to be borne by Tenant under this Lease), Landlord may invoice Tenant for reimbursement of such expense any time after the expense is incurred, in which case Tenant shall pay the amount so invoiced within 10 days after Landlord delivers the invoice.
          6.3. Audit. If Tenant disputes the amount set forth in any reconciliation statement within 90 days after receipt, then Tenant’s employees or an independent certified public accountant designated by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records at Landlord’s offices pertaining to Landlord’s calculation of Operating Expenses. If, after such inspection, Tenant notifies Landlord in writing that Tenant still disputes such amounts, a certification as to the proper amount shall be made, at Tenant’s expense (except as set forth below), by an independent certified public accountant selected by Tenant and reasonably approved by Landlord and who is a member of a nationally or regionally recognized accounting firm. If such certification by the accountant proves that the Operating

Expenses set forth in the reconciliation statement were overstated by more than 5.0%, then Tenant’s audit costs, including the cost of such certification, shall be promptly paid for by Landlord. Promptly following the parties receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification. Tenant’s failure to dispute the amount of any Operating Expense or reconciliation statement within 90 days after Tenant’s receipt of a reconciliation statement for the applicable calendar year, is deemed Tenant’s waiver to ever make a claim based on Operating Expenses for that applicable year.
     7. Utilities and Services. Tenant shall pay the cost of all utilities and services (including any connection charges and taxes thereon) furnished to the Premises or used by Tenant, including electricity, water, heating, ventilating, air-conditioning, oil, sewer, gas, telephone, communication services, trash collection, and janitorial services. Landlord may furnish to the Premises any of the utilities and services set forth in the preceding sentence, in which case Tenant shall reimburse Landlord for Landlord’s cost of furnishing such utilities and services. Tenant may receive HVAC service during hours other than Building Service Hours by paying Landlord’s then standard charge for additional HVAC service (which must be Landlord’s reasonable estimate of the costs of such service without profit to Landlord) and providing such prior notice as is reasonably specified by Landlord). At Tenant’s request, from time to time, Landlord shall provide Tenant a schedule of such then-current charges. For Premises in any Building entirely leased by Tenant, Tenant may operate HVAC service 24 hours per day/7 days per week without the obligation to pay any additional charge for HVAC services after normal business hours, and without prior notice to Landlord for such operation. Landlord may not be held liable for failure to furnish any utilities or services to the Premises unless the failure results from Landlord’s gross negligence or willful misconduct. If Landlord constructs new or additional utility facilities, including wiring, plumbing, conduits, or mains, resulting from Tenant’s changed or increased utility requirements, Tenant shall promptly pay to Landlord the total cost of such items. Landlord’s failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility interruptions or the occurrence of an event of force majeure (collectively a “Service Failure”) will not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement; but, if the Premises, or a material portion of the Premises, are made untenantable for more than one business day because of a Service Failure that is the result of Landlord’s gross negligence or willful misconduct, then Tenant, as its sole remedy, will be entitled to abatement of Basic Monthly Rent during the period beginning on the second consecutive business day of the Service Failure and ending on the day the service has been restored. If the Service Failure has not rendered the entire Premises untenantable, the amount of abatement must be equitably prorated. Landlord shall use commercially reasonable efforts to notify Tenant in advance of and to cause any intentional Service Failures to occur outside of normal business hours.
     8. Maintenance.
          8.1. Tenant’s Maintenance Obligations. Tenant shall at its sole cost (i) maintain, repair, replace, and repaint, all in first class condition, subject to normal wear and tear, all internal, non-structural portions of the Premises other than those for which Landlord is responsible under Section 8.2 below, (ii) arrange for the removal of trash from the Premises to the Common Area dumpster(s), (iii) maintain service agreements reasonably satisfactory to Landlord relative to maintenance, repair, and replacement of security systems exclusively serving the Premises, (vi) maintain janitorial and pest and termite control service agreements with respect to the Premises, reasonably acceptable to Landlord (which contracts must at least include semi-annual floor waxing, HVAC grill, and carpet cleaning). Tenant shall provide Landlord with current copies of all maintenance, service and cleaning contracts throughout the Term, each of which must be reasonably acceptable to Landlord. Subject to Article 10 below, Tenant is additionally liable for any damage to the Premises or the Project resulting from the acts or omissions of Tenant, Tenant’s Invitees or any other person not controlled by Landlord, and for any damage to the Project resulting from the acts or omissions of Tenant or Tenant’s Invitees. If Tenant fails to maintain, repair, replace, or repaint any portion of the Premises as provided above or if the Premises suffer any damage, then Landlord may maintain, repair, replace, or repaint any such portion of the Premises or Project and Tenant shall promptly reimburse Landlord for Landlord’s actual cost thereof, plus a supervisory fee in the amount of ten percent of such actual cost, which sum constitutes additional rent under this Lease. Landlord, at Landlord’s sole discretion, may require Tenant to use specific contractors or construction techniques for the purpose of maintaining warranties or the integrity of the Premises.
          8.2. Landlord’s Maintenance Obligations. Landlord shall, subject to reimbursement in accordance with Article 6 above, maintain, repair, and replace (a) the Common Area, (b) all foundations, footings, concrete floor/ceiling slabs (but not interior flooring), roof supports (excluding the roof membrane), load-bearing walls, columns and beams, shafts (including elevator shafts), stairs and stairwells within Common Area of the Project (“Structural Components”), (c) exterior walls, elevator cabs, roofs, exterior glass and moldings, and (d) all mechanical, electrical and plumbing systems of the Project residing outside of the Premises (“Building Systems”). Landlord’s failure to perform its obligations set forth in the preceding sentence will not release Tenant from its obligations under this Lease, including Tenant’s obligation to pay rent; but if Landlord fails, within 30 days after receipt of written notice of such failure or within such longer period of time if such failure is not reasonably susceptible to cure within a 30-day period, to perform any of its material obligations hereunder to Tenant and such failure is material and adverse to Tenant, then Tenant may, as its sole remedies, either (a) compel Landlord to perform its obligations or obtain an order of the applicable court authorizing Tenant to perform the unfulfilled maintenance or repair obligation at Landlord’s expense, or (b) perform such obligation on behalf of Landlord and recover from Landlord an amount equal to the out-of-pocket costs reasonably incurred by Tenant to do so (but in no event may Tenant deduct such amount from rent under this Lease). Should Tenant be the prevailing party in such process to compel or to recover such costs, then Landlord will pay Tenant upon demand all reasonable out-of-pocket costs incurred by Tenant pursuing such preceding remedy, including but not limited to reasonable attorneys’ fees. Tenant waives the provisions of California Civil Code Section 1942 (or any successor statute), and any similar principals of law with respect to Landlord’s obligations for tenantability of the Premises and Tenant’s right to make repairs and deduct the expense of such repairs from rent.
     9. Insurance. Landlord shall maintain so-called “All Risk” property insurance on the Buildings at replacement cost value reasonably estimated by Landlord with a commercially reasonable deductible. Landlord may also maintain any other insurance with respect to the Project as it or its lender(s) deem appropriate. Beginning on the earlier of 60 days preceding the initial Commencement Date and the date Tenant first conducts any work or business on or from any portion of the Project, and until expiration the Term, Tenant shall maintain the following insurance (“Tenant’s Insurance”): (a) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $2 million; (b) an All Risk or Special Perils form, with coverage for broad form water damage including earthquake sprinkler leakage, at replacement cost value and with a replacement cost endorsement covering all of Tenant’s business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises (“Tenant’s Property”) and any improvements performed by or for the benefit of Tenant; (c) Workers’ Compensation Insurance in amounts required by Law; (d) Employers Liability Coverage of at least $1 million per occurrence; and (e) umbrella coverage of at least $3 million. By notice to Tenant at least 30 days in advance, Landlord may increase these limits during the Term to reflect reasonable and customary limits at the time. Any company writing Tenant’s Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability Insurance policies shall name as additional-insureds Landlord (or its successors and assignees), the managing agent for the Project (or any successor), Health Care Property Investors, Inc., Landlord’s lender(s), and to the extent identified in writing to Tenant, their other designees of Landlord and its successors as the interest of such designees shall appear. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any cancellation, termination, material change or lapse of insurance (to the extent reasonably available in the insurance market at the relevant time). Within five days after Landlord’s request, from time to time, Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance.
          The minimum limit of the Tenant’s Commercial General Liability insurance coverage and umbrella policy shall be adjusted upward or downward at the expiration of each third full calendar year of the Term as follows: Not less than 60 days prior to the relevant adjustment date, Landlord shall request such insurance brokerage firm as is then placing insurance for Landlord (the “Reviewing Broker”) to review Tenant’s then existing liability insurance coverage, to review the then use of the Premises and the claims history with respect thereto and to recommend, in writing, the amount of coverage to be carried by Tenant pursuant to division (ii). Such recommendation shall be based upon the then use of the Premises and the liability claims history with respect to the Premises and shall be certified by the Reviewing Broker to be consistent with amounts of coverage generally recommended by such Reviewing Broker for similar types of tenants or users of property with uses similar to that of the Premises in the geographical area which includes the Premises. If the Reviewing Broker recommends a reasonable increase in the amount of coverage then provided by Tenant under division (ii), Tenant shall promptly increase its coverage to such reasonable recommended amount. If the Reviewing Broker reasonably recommends a decrease in the amount of coverage then provided by Tenant, Tenant may decrease its coverage to the recommended amount, provided, however, that in no event shall there be any reduction in the amount of coverage provided by Tenant under division (ii) below the initial amount set forth herein, notwithstanding any recommendation by the Reviewing Broker. Any insurance required to be maintained by Tenant may be maintained pursuant to so called “blanket” policies of insurance so long as the Premises are specifically identified therein (by endorsement or otherwise) as included in the coverage provided and such policies otherwise comply with the provisions of this Lease.
     10. Waiver of Subrogation. Landlord and Tenant waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage with respect to Tenant’s Personal Property, the Project, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance (including pollution coverage), and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. Each party shall obtain any special endorsements, if required by the insurer, whereby the insurer waives its right of subrogation against the other party hereto.
     11. Taxes. Tenant shall pay before delinquency all taxes, assessments, license fees, and other charges that are levied or assessed against, or based on the value of, Tenant’s personal property installed or located in or on the Premises including trade fixtures, furnishings, equipment, and inventory (collectively, “Tenant’s Personal Property”) and any real property or real estate taxes, assessments, and other impositions, whether general, special, ordinary, or extraordinary, and of every kind and nature, which may be separately levied, assessed, imposed upon or with respect to Tenant’s Alterations. On receipt of written notice by Landlord, Tenant shall furnish Landlord with satisfactory evidence of such payments. If any such taxes, assessments, license fees, or other charges are levied against Landlord or Landlord’s property, or if the assessed value of the Project is increased by the inclusion of a value placed on Tenant’s Personal Property, then Tenant, on demand, shall immediately reimburse Landlord for the sum of such taxes, assessments, license fees, and other charges so levied against Landlord, or the proportion of taxes resulting from such increase in Landlord’s assessment, which amounts constitute additional rent under this Lease; provided, however, that Landlord, if requested by Tenant, shall, at Tenant’s cost, reasonably cooperate with Tenant in contesting the amount or validity of such levy or assessment, and any tax refund received by Landlord pursuant to such contest (or otherwise attributable to any payment made by Tenant for Tenant’s Personal Property) shall be promptly paid to Tenant. Landlord may pay such taxes, assessments, license fees, or other charges or such proportion, and receive such reimbursement, regardless of the validity of the levy.

     12. Alterations. Tenant may not make any alterations, improvements, additions, installations, or changes of any nature in or to the Premises (any of the preceding, “Alterations”) unless Tenant first obtains Landlord’s written consent, which may not unreasonably be withheld or delayed, and such Alterations are performed in accordance with all applicable Laws and with Landlord’s reasonably prescribed methods and, if reasonably requested by Landlord, contractors approved by Landlord. Notwithstanding the foregoing, Tenant may make cosmetic alterations to the Premises, the individual cost of which does not exceed $25,000.00, and in no event more than an aggregate cost of $75,000.00 during any 12-month period (“Cosmetic Alterations”), without Landlord’s consent as long as (i) Tenant provides Landlord with at least 30 days’ notice of the Alterations (or 10 days’ notice in the case of Cosmetic Alterations) and (ii) the changes are not visible from outside the Premises and do not affect in any way a Building’s exterior, structural components or life-safety systems of the Building. Tenant shall, prior to the commencement of any Alterations, at Tenant’s sole cost, (i) if required by applicable Law, acquire (and deliver to Landlord a copy of) a permit from appropriate governmental agencies to make such Alterations (any conditions of which permit Tenant shall comply with, at Tenant’s sole cost, in a prompt and expeditious manner), (ii) with the exception of Cosmetic Alterations, obtain Landlord’s approval of Tenant’s contractor(s), form of contract and method of payment and satisfy any other reasonable requirements of Landlord; (iii) if the cost of the Alteration exceeds three months’ Basic Monthly Rent, obtain and deliver to Landlord (unless this condition is waived in writing by Landlord) a lien and completion bond in an amount equal to 150 percent of the estimated cost of the proposed Alterations, to insure Landlord against any liability for mechanics’ liens and to insure completion of the work, (iv) provide Landlord with 10 days’ prior written notice of the date the installation of the Alterations is to commence advising Landlord to post and record an appropriate notice of non-responsibility, and (iv) obtain (and deliver to Landlord proof of) reasonably adequate workers compensation insurance with respect to any of Tenant’s employees or Tenant’s Invitees installing or involved with such Alterations (which insurance Tenant shall ensure is maintained in force until completion of the Alterations). All Alterations shall upon installation become the property of Landlord and must remain on and be surrendered with the Premises on the Expiration Date or earlier termination of this Lease unless Landlord gives written notice to Tenant to remove the same at the time Landlord consents to such Alterations (or unless no Landlord consent is required for Alterations, in which case, Tenant may seek Landlord’s determination, in writing, prior to the expiration of the Term, as to whether any such Alterations are to be removed prior to the expiration or earlier termination of the Term, which determination shall be made by Landlord, in Landlord’s sole and absolute discretion, within ten days after Landlord receives Tenant’s written request for such determination). Notwithstanding anything to the contrary herein, Tenant’s removable trade fixtures and personal property shall be and remain Tenant’s property, and shall be removed by Tenant from the Premises, at Tenant’s sole cost, on or before the Expiration Date or earlier termination of this Lease, repair and restore the Premises to the condition the Premises would have been in without the installation and removal of the Alterations which are to be removed. All signage Alterations must be removed (and the portion of the Project affected by the signage or its removal fully restored to the condition it would have been in if the signage had not been installed or removed) before the Expiration Date or earlier termination of this Lease. Tenant shall pay all costs for Alterations and other construction done or caused to be done by Tenant and Tenant shall keep the Premises free and clear of all mechanics’ and materialmen’s lien’s resulting from or relating to any Alterations (or other construction performed by Tenant or any Tenant’s Invitee at the Project). Landlord may require Tenant to use specific contractors or construction techniques in constructing or installing the Alterations, but only to the extent necessary to maintain any existing warranties or to comply with any existing insurance requirements for the Premises or conform to other Landlord or Lender policies. Notwithstanding the foregoing, Tenant may not conduct any construction activities on the second floor of Lusk 2 without obtaining the prior consent of Landlord, which will not unreasonably be withheld, but will be conditioned on an appropriate logistics plan to eliminate unacceptable noise levels (including limitation of powder activated fasteners, miter saws, and similar noisy equipment). Furthermore, the flooring on the second floor must always include carpeting of a 28-ounce per square yard or higher density.

     13. Surrender of Premises and Holding Over. On the Expiration Date or earlier termination of this Lease, Tenant shall (i) execute a Quitclaim Deed substantially in the form of the attached Exhibit G and termination of the Memorandum in favor of Landlord with respect to the Project in form and substance reasonably acceptable to Landlord and record them in the real property records of the County of San Diego, California; (ii) surrender to Landlord the Premises in good and clean condition along with all keys to the Premises (including any keys to any exterior or interior doors), normal wear and tear excepted (and subject to any repair or restoration obligations of Landlord under Section 8.2 or Articles 18 and 19); (iii) remove all of Tenant’s Personal Property (other than its cabling) and perform all repairs and restoration required by the removal of any Alterations or Tenant’s Personal Property; (iv) remove all Industry Improvements (as defined in the attached Exhibit B) and restore the area that included the Industry Improvements to generic office space consistent with the balance of the Premises and in accordance with plans approved in writing by Landlord (which approval may not unreasonably be withheld or delayed); and (v) take all action, and pay all costs, necessary to provide Landlord with an environmental site assessment in accordance with the ASTM Standards for Phase I Environmental Assessments most recently adopted at the time, subject to follow-up testing if recommended by such assessment, effective as of the Expiration Date, from a reputable, licensed environmental engineering company acceptable to Landlord in form and substance reasonably acceptable to Landlord establishing that the Premises are free of any Hazardous Materials (other than those for which Landlord is responsible for remediating under Article 25 below) or otherwise recommending that no further action be taken with respect o the Premises as to Hazardous Materials, and all materials and permits have been properly decommissioned. Tenant is considered to remain in possession of the Premises until each of the foregoing is satisfied, during which period all Tenant obligations under this Lease remain in effect, including payment of rent at the holdover rate(s) described below, if applicable. Landlord may elect to retain or dispose of in any manner any Alterations or Tenant’s Personal Property that Tenant does not remove from the Premises on the Expiration Date or earlier termination of this Lease as required by this Lease by giving written notice to Tenant. Any such Alterations or Tenant’s Personal Property that Landlord elects to retain or dispose of will vest in Landlord immediately on notice to Tenant. Tenant waives all claims against Landlord for any damage to Tenant resulting from Landlord’s retention or disposition of any such Alterations or Tenant’s Personal Property. Tenant is liable to Landlord for Landlord’s costs of storing, removing or disposing of any such Alterations or Tenant’s Personal Property. If Tenant fails to surrender the Premises to Landlord on the Expiration Date or earlier termination of this Lease, Tenant shall indemnify Landlord against all liabilities, damages, losses, costs, expenses, attorneys’ fees and claims resulting from such failure, including any claim for damages made by a succeeding tenant. If Tenant, with Landlord’s consent, remains in possession of the Premises after the Expiration Date or earlier termination of this Lease, such possession by Tenant shall be deemed to be a month-to-month tenancy terminable on 30-days’ written notice given at any time by Landlord or Tenant. During any such month-to-month tenancy, Tenant shall pay, as Basic Monthly Rent, 150% of the Basic Monthly Rent in effect immediately before the Expiration Date or earlier termination of this Lease, as the case may be, unless Landlord and Tenant mutually agree otherwise in writing. All provisions of this Lease other than those pertaining to Term apply to any such month-to-month tenancy. (Note that a 60-day extension option is available to Tenant under Addendum No. 2 to this Lease.) Notwithstanding anything to the contrary herein, Tenant’s surrender obligations shall not include restoration of Lusk 2 Lobby TI Work to the condition preceding such work.
     14. Tenant Default. Each of the following occurrences constitutes a default by Tenant under this Lease: (a) Tenant’s failure to pay any portion of rent when due, if the failure continues for five days after written notice to Tenant (“Monetary Default”); (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within 10 days after written notice to Tenant; provided, however, if Tenant’s failure to comply cannot reasonably be cured within 10 days, Tenant will be allowed additional time (not to exceed 60 days, as may be extended by force majeure) as is reasonably necessary to cure the failure so long as Tenant begins the cure within 10 days and diligently pursues the cure to completion; (c) Tenant’s default under any material debt obligation to a third-party (evidencing or resulting in a material adverse change to Tenant’s financial condition) or Tenant becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (d) Tenant’s failure to provide an estoppel or SNDA as required under this Lease within two days after notice from Landlord of Tenant’s failure to timely do so, (e) termination or expiration of the Letter of Credit without prior or concurrent replacement, or (f) a Transfer in violation of Article 20. If Landlord provides Tenant with notice of Tenant’s failure to pay any rent under this Lease on two separate occasions during any 12-month period, Tenant’s subsequent violation of any violation of this Lease will be, at Landlord’s option, an incurable default by Tenant. All notices sent under this Section shall be in satisfaction of, and not in addition to, notice required by Law.
     15. Landlord’s Remedies. Landlord is entitled to the following remedies if Tenant commits a default or breach under this Lease; these remedies are not exclusive, but are cumulative and in addition to any remedies provided elsewhere in this Lease, or now or later allowed by Law.
          15.1. Continuation of Lease. No act by Landlord (including the acts set forth in the next sentence) terminates Tenant’s right to possession unless Landlord notifies Tenant in writing that Landlord elects to terminate Tenant’s right to possession. As long as Landlord does not terminate Tenant’s right to possession, Landlord may (i) continue this Lease in effect, (ii) continue to collect rent when due and enforce all the other provisions of this Lease, (iii) if Tenant has vacated the Premises, enter the Premises and relet them, or any part of them, to third parties for Tenant’s account, for a period shorter or longer than the remaining term of this Lease, and (iv) have a receiver appointed to collect rent on behalf of Tenant. Tenant shall immediately pay to Landlord all costs Landlord incurs in such reletting, including brokers’ commissions, attorneys’ fees, advertising costs, and expenses of remodeling the Premises for such reletting. If Landlord elects to relet all or any portion of the Premises as permitted above, rent that Landlord receives from such reletting will be applied to the payment of, in the following order and priority, (i) any indebtedness from Tenant to Landlord other than Basic Monthly Rent due from Tenant, (ii) all costs incurred by Landlord in the reletting, and (iii) Basic Monthly Rent due and unpaid under this Lease. After applying the payments as referred to above, any sum remaining from the rent Landlord receives from the reletting will be held by Landlord and applied in payment of future rent as it becomes due under this Lease. Tenant will not be entitled to any excess rent received by Landlord unless and until all obligations of Tenant under this Lease, including all future obligations, are satisfied in full.
          15.2. Termination of Tenant’s Right to Possession. In the event of such breach or default by Tenant, Landlord may terminate Tenant’s right to possession of the Premises at any time, by notifying Tenant in writing that Landlord elects to terminate Tenant’s right to possession. On termination of this Lease, Landlord has the right to recover from Tenant (i) the worth at the time of the award of the unpaid rent which had been earned at the time of such termination, (ii) the worth at the time of the award of the amount by which the unpaid rent which would have been earned after such termination until the time of award exceeds the amount of such loss of rent that Tenant proves could have been reasonably avoided, (iii) the worth at the time of the award of the amount by which the unpaid rent for the balance of the Term after the time of award (had there been no such termination) exceeds the amount of such loss of rent that Tenant proves could be reasonably avoided, and (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or in the ordinary course of things would be likely to result therefrom. The “worth at the time of the award” of the amounts referred to in Clauses (i) and (ii) above is to be computed by allowing interest at the Default Rate, as set forth below. The “worth at the time of the award” of the amount referred to in Clause (iii) above is to be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award.
          15.3. Landlord’s Right to Cure Default. Landlord, at any time after Tenant commits a default or breach under this Lease, may cure the default or breach on Tenant’s behalf. Tenant shall reimburse Landlord for the cost of such performance upon demand, together with an administrative charge equal to 10% of the cost of the work performed or the expenditures made by Landlord (all of which constitutes additional rent under this Lease).
          15.4. Enforcement Costs. On demand, Tenant shall pay Landlord all costs and expenses incurred by Landlord in connection with collecting any amounts and damages owing by Tenant under this Lease, or to enforce any provision of this Lease, including reasonable attorneys’ fees, whether or not Landlord commences any action.
     16. Interest/Late Charges and Quarterly Payments. Late payment by Tenant to Landlord of rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which would be impracticable or extremely difficult to fix. Costs include processing, collection and accounting charges, and late charges that may be imposed on Landlord by the terms of any deeds of trust covering the Premises. Therefore, if any rent is not received by Landlord within five days after its due date, then, without any requirement for notice to Tenant, Tenant shall pay to Landlord an additional sum of 6.0% of the overdue amount as a late charge (provided, however, no late charge will be due for a late payment that is made within five days after notice from Landlord of the delinquency, so long as no rent was paid more than five days late during the 12-month period preceding the subject late payment). In addition, past due rent accrues interest at 12% per year beginning 30 days after the due date (the “Default Rate”). All late charges and interest under this paragraph constitute additional rent under this Lease. If a late charge is payable under this Lease, whether or not collected, for two installments of Basic Monthly Rent or other rent due under this Lease during any 12-month period, then Tenant’s monthly payments will automatically become due and payable quarterly in advance, rather than monthly. All monies paid to Landlord under the preceding sentence may be commingled with other monies of Landlord and will not bear interest; if Tenant breaches any provision of this Lease, then any balance remaining from such funds may, at Landlord’s election, be applied to the payment of any monetary default of Tenant.
     17. Letter of Credit Obligations. Tenant shall provide Landlord with a clean, unconditional, irrevocable, transferable standby letter of credit in the amount of $3.1 million (the “Letter of Credit”), in form and issued by a financial institution (“Issuer”) satisfactory to Landlord in its reasonable discretion. A form substantially similar to that attached to this Lease as Exhibit H is acceptable to Landlord. The Issuer must be a solvent, nationally-recognized bank with a long term rating of BBB or higher, under the supervision of the Superintendent of Banks of the State of California or a national banking association and the Letter of Credit must be payable at an office of the Issuer in San Diego County, California. The Letter of Credit must permit partial draws, and provide that draws will be honored on receipt by Issuer of the original or a certified copy of the Letter of Credit accompanied by a written statement signed by Landlord or its authorized agent certifying that Landlord is entitled to draw on the Letter of Credit pursuant to the terms of this Lease. The Letter of Credit must have an initial term of no less than a year and must automatically extend for minimum one-year periods unless, at least 45 days prior to expiration, Landlord receives written notice from the issuer of the Letter of Credit that the Letter of Credit will not be extended for at least a one-year period (a “Non-Renewal Notice”). Landlord may draw the Letter of Credit in part or in full in the event of any default by Tenant under this Lease or in the event Landlord receives a Non-Renewal Notice (and may use any such proceeds to fulfill any Tenant obligations under this Lease, but such application will not constitute a cure of Tenant’s default). To the extent Landlord draws more funds on the Letter of Credit than can be applied to obligations then due or payable to Landlord, the excess will be held by Landlord as security for Tenant’s obligations to Landlord under this Lease until the Lease is terminated and all obligations under the Lease are satisfied (the “Security Deposit”); provided, however, if the reason for Landlord’s draw-down is its receipt of a Non-Renewal Notice and Tenant replaces the Letter of Credit with an adequate substitute before the expiration of the expiring Letter of Credit, then Landlord shall refund the balance drawn to Tenant promptly after receipt of the replacement Letter of Credit. Within 10 days after Landlord’s request, Tenant shall cause the Letter of Credit to be re-issued or transferred to any buyer or lender, provided that Landlord shall be responsible for reimbursing Tenant for the Issuer’s transfer and processing fees in connection with any such transfer (and such amount will not be included in Operating Expenses).
At any time that the Premises are expanded or the Term is extended or Tenant elects to use the Additional Allowance (as contemplated in the attached Exhibit B), Tenant shall increase the amount of the Letter of Credit to six months gross rent that would be payable under this Lease (on account of the Premises as expanded) during the midpoint between the date of such expansion or extension or election and the Expiration Date (as it may have been previously or concurrently extended). At Tenant’s written request to Landlord, Landlord shall allow a reduction of the amount of the Letter of Credit to an amount equal to three months gross rents rather than six months, but only if the request is accompanied by evidence satisfactory to Landlord that for each of the eight calendar quarters preceding such request, Tenant has earned positive net income and cash flow from operations in accordance with generally accepted accounting principles or another accounting methodology reasonably acceptable to Landlord. If the amount of the Letter of Credit is reduced because Tenant met the standard described in the preceding sentence, but Tenant thereafter fails to maintain such positive net income and cash flow from operations for any four-quarter period, then within 10 days after Landlord’s written request, Tenant shall cause the amount of the Letter of Credit to be increased to an amount equal to the six months gross rents amount after Landlord’s request. Tenant may, from time to time, replace any existing Letter of Credit with a new Letter of Credit if the new Letter of Credit: (w) becomes effective at least 30 days before expiration of the Letter of Credit that it replaces; (x) is in the required Letter of Credit amount; (y) is issued by a qualified Issuer in accordance with this Article 17; and (z) otherwise complies with the requirements of this Article 17.
The Security Deposit secures the performance by Tenant of its obligations under this Lease, including Tenant’s obligations (i) to pay rent, (ii) to repair damages caused by Tenant or Tenant’s Invitees, (iii) to clean the Premises on the termination of this Lease, and (iv) to remedy any other defaults by Tenant in the performance of any of its obligations under this Lease. If Tenant commits any default under this Lease, Landlord may use the Security Deposit to cure such defaults, and to compensate Landlord for damage suffered by Landlord from such defaults, including attorneys’ fees and costs incurred by Landlord. Following the Expiration Date or earlier termination of this Lease, and within the time frame required by applicable law, Landlord shall deliver to Tenant, at Tenant’s last known address, any portion of the Security Deposit not used by Landlord in accordance with this paragraph. If Landlord transfers the Project, Landlord shall transfer the Security Deposit to the transferee. Landlord may commingle the Security Deposit with Landlord’s other funds and Landlord will not pay interest on such Security Deposit to Tenant.
     18. Destruction If the Premises are totally or partially destroyed during the Term, rendering the Premises totally or partially inaccessible or unusable, then (i) Landlord shall restore the Premises, including the Tenant Improvements, to substantially the same condition as it was in immediately before such destruction, (ii) Landlord shall not be required to restore Tenant’s Alterations or Tenant’s Personal Property unless they are an integral part of the Premises and specifically covered by insurance proceeds received by Landlord, such excluded items being the sole responsibility of Tenant to restore, (iii) the destruction will not terminate this Lease, and (iv) all obligations of Tenant under this Lease shall remain in effect, except that the Basic Monthly Rent will be abated or reduced, between the date of the destruction and the date of completion of restoration, by the ratio of (a) the area of the Premises rendered unusable or inaccessible by the destruction to (b) the area of the Premises before the destruction, but only to the extent of Tenant’s Pro Rata Share of rental interruption insurance proceeds. Notwithstanding the foregoing, Tenant may terminate this Lease by so notifying Landlord in writing within 45 days after a material destruction of the Premises if (x) then-existing Laws do not permit (i) restoration of the Premises (including, but not limited to, the Tenant Improvements therein) to substantially the same condition they existed in prior to such destruction, (ii) restoration of Tenant’s Alterations or Tenant’s Personal Property in the Premises as required for Tenant’s business operations in the Premises prior to the date of such destruction, or (iii) the continued use of the Premises for Tenant’s business operations, (y) the destruction occurs during the last year of the Term (as extended by any then-exercised renewal option), or (z) substantial completion of the restoration is not reasonably likely to occur within nine months after the date of the destruction; provided, however, that the 45-day period for Tenant’s right to elect termination pursuant to clause (z) shall run from the date that Landlord notifies Tenant of its reasonable estimate of the time for completing the repairs to the Premises. Conversely, notwithstanding anything to the contrary in this Lease, Landlord may terminate this Lease by so notifying Tenant in writing on or before the 90th day after the destruction if (A) then-existing Laws do not permit such restoration, (B) the destruction occurs during the last year of the Term (as extended by any then-exercised renewal option, including an exercise timely issued by Tenant after the destruction), (C) the destruction exceeds 25% of the then-replacement value of the Project or any Building in which any Premises are located, or (D) Landlord reasonably determines that the cost of the restoration exceeds (by more than $250,000) the amount of insurance proceeds relating to the destruction actually received by Landlord (with any application of insurance proceeds to any loan secured by the Project being deemed received by Landlord); provided that Tenant may negate Landlord’s termination right under clause (D) of the preceding sentence by electing to pay the amount in excess of $250,000 by which the cost of restoration exceeds the insurance proceeds of insurance received (or deemed received) by Landlord, by written notice delivered to Landlord not later than thirty (30) days after Tenant’s receipt of notice of Landlord’s decision to terminate the Lease. If Tenant or Landlord terminates this Lease under this paragraph, then (1) Landlord has no obligation to restore the Project, (2) Landlord retains all insurance proceeds relating to such destruction (although Tenant is entitled to the proceeds of Tenant’s insurance on its tangible personal property), and (3) this Lease terminates as of 30 days after the appropriate notice of termination. If Landlord restores the Premises as provided above, then Tenant waives the provisions of California Civil Code Sections 1932(2) and 1933(4) or any successor statute with respect to any destruction of the Premises. If Landlord restores the Premises following any such destruction, Tenant shall immediately refixturize and re-equip the Premises and shall re-open the Premises for business as soon thereafter as is reasonably practicable.
     19. Condemnation. Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord also may terminate this Lease if there is a Taking of any portion of the Project that would have a material adverse effect on Landlord’s operation of the remainder of the Project. The terminating party shall provide written notice of termination to the other party within 45 days after it first receives notice of the Taking. The termination shall be effective on the date the Taking becomes effective. If this Lease is not terminated, Basic Monthly Rent and Tenant’s Pro Rata Share must be appropriately adjusted to account for any reduction in the square footage of the applicable Building or Premises. All compensation awarded for a Taking will be the property of Landlord. The right to receive compensation or proceeds are expressly waived by Tenant; however, Tenant may file a separate claim for Tenant’s Personal Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award on account of its interests. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking. Tenant waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure, or any similar or successor Laws.
     20. Assignment and Other Transfers. Without Landlord’s prior written consent, which may not unreasonably be withheld or delayed, none of the following may occur (or be permitted by Tenant to occur), voluntarily, involuntarily, by operation of law, or otherwise (any of the following, a “Transfer”): (i) any assignment, sublease, disposition, sale, concession, license, mortgage, encumbrance, hypothecation, pledge, collateral assignment, lien, appointment of a receiver, or other transfer, by or on behalf of Tenant of this Lease, any interest in this Lease, or all or any portion of the Premises, whether voluntary or involuntary; or (ii) unless Tenant’s stock is publicly traded on a U.S. national stock exchange at the time or in the case of a merger where the surviving entity (which assumes all obligations under this Lease) has a debt-to-equity ratio of no more than 65% and at least as great a net worth, cash flow and operating income as Tenant, any assignment, disposition, sale, transfer, acquisition, or issuance of equitable interests (whether stock, partnership or otherwise) in Tenant or any entity controlling Tenant, to or by any person, entity, or group of related persons or affiliated entities, whether in a single transaction or in a series of related or unrelated transactions, which results in such person, entity, or group holding (or assigning, transferring, disposing of, or selling) 50% or more of the aggregate legal or beneficial interests in Tenant or any entity controlling Tenant. Notwithstanding the foregoing, Tenant may make a Transfer, with at least 15 days prior written notice to Landlord, but without Landlord’s consent, to any proposed subtenant, assignee or other transferee (any of the preceding a “Proposed Transferee”) which is a corporation that controls, is controlled by or is under common control with Tenant, or which is a corporation resulting from a merger or consolidation with Tenant, or is a person or entity who acquires all or substantially all of the assets of Tenant’s business (or all or substantially all of the equity interests in Tenant) as a going concern (each, a “Permitted Transferee”). None of the foregoing restrictions on Transfers shall be interpreted to preclude Tenant permitting the use or occupancy of minor portions of the Premises by representatives or employees of any entity which is then performing services related to Tenant’s business operations in the Premises (as long as the use or occupancy of the Premises by such representatives or employees is not otherwise a subterfuge to avoid Tenant’s assignment and subletting obligations under this Article 20), including, but not limited to vendors providing outsourced services, such as employee travel services or educational support services at the Premises (a “Permitted Concession”).
          Landlord’s disapproval of a proposed Transfer is deemed reasonable if the proposed Transfer, in Landlord’s determination, could jeopardize Landlord’s (or any of its owner’s) tax status (whether as a REIT, ERISA plan, or otherwise) or results in a change of use if Landlord determines that such change materially affects the Premises or any portion of the Project or the marketability for lease or sale of any portion of the Project. Landlord will not be liable in damages to Tenant or to any proposed subtenant, assignee or other transferee (any of the preceding a “Proposed Transferee”) if such consent is adjudicated to have been unreasonably withheld, in which case Tenant’s sole remedy is to have the proposed Transfer declared valid as if Landlord’s consent had been given (although Tenant will be entitled to reasonable attorney’s fees if Tenant is the prevailing party in such litigation). No Transfer releases or discharges Tenant from any liability, whether past, present, or future, under this Lease and Tenant continues to remain primarily liable under this Lease. Tenant shall promptly reimburse Landlord for Landlord’s reasonable costs of reviewing, consenting to, rejecting or consummating any proposed Transfer, including reasonable attorneys’ fees. Tenant shall promptly pay to Landlord half of all rents and other consideration, of whatever nature, payable by the Proposed Transferee (or receivable by Tenant) pursuant to any Transfer, which exceeds the following, after amortizing at 9.0% annual interest over the remaining Term the leasing commissions, legal fees, and tenant improvement costs (e.g., architectural, engineering, space planning, and construction costs) incurred by Tenant as the result of the Transfer: (1) if a sublease of a portion of the Premises, the portion of the Basic Monthly Rent that is allocable to the portion of the Premises subleased (such allocation based on the area of the portion subleased), or (2) if any other Transfer, the Basic Monthly Rent. Tenant may not market or offer any portion of its Premises for sublease or assignment to any tenants of the Project (or affiliates of any such tenants) except during periods when no vacancy exists at the Project and no lease within the Project is scheduled to expire within nine months after the date of such marketing; provided however, with Landlord’s prior written consent (which may not unreasonably be withheld or delayed) Tenant may offer space with in its Premises to tenants of the Project if Landlord cannot offer similar or competitive space. Anything contained herein to the contrary notwithstanding, Landlord may not withhold or delay its consent to Tenant’s request to assign all of its rights and interests under this Lease (i) to the transferee in a sale of all or substantially all of the assets of Tenant, (ii) to the surviving entity in a merger, (iii) to a sale of all of the stock in Tenant, or (iv) an assignment to an entity controlled by or under common control with Tenant.
     21. Status Protection. Notwithstanding anything to the contrary in this Lease, no Transfer may be made or service rendered in a manner that (i) the rental or other amounts to be paid by the Proposed Transferee would be based, in whole or in part, on the income or profits derived by the business activities of the Proposed Transferee; (ii) would result in Landlord rendering any services to Tenant or the Proposed

Transferee with respect to whom a payment under this Article is required to be paid or manage or operate the Property or any capital additions so transferred with respect to which such a payment is being paid; (iii) would result in Landlord owning an interest in the Proposed Transferee, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Internal Revenue Code); and (iv) could cause any portion of the amounts received by Landlord under this Lease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code.
     22. Common Area Changes and New Development. Landlord may (i) close any of the Common Area to the extent required in the opinion of Landlord’s legal counsel to prevent a dedication of any of the Common Area or the accrual of any rights to any person or to the public in and to any portion of the Common Area, (ii) close, temporarily, any of the Common Area for maintenance purposes, but only to the extent and for the duration reasonably required to perform such maintenance, (iii) designate other property outside the boundaries of the Project to become part of the Common Area, (iv) close off or otherwise utilize portions of the Common Area while constructing improvements or making repairs or alterations to any portion of the Project, as long as Landlord endeavors to minimize the time of closure, and (v) make any changes to the Common Area, or any part of the Project, including changes to buildings or other improvements, the addition of new buildings or other improvements, or changes in the location of driveways, entrances, exits, vehicular parking spaces, or the direction of the flow of traffic (as long as such activities do not materially and adversely affect Tenant’s use of the Premises). Landlord shall mitigate the consequences of any closure or reduction of parking areas at Landlord’s expense so that Tenant has reasonable alternative parking arrangements during such closure or reduction, Tenant acknowledges and agrees that Landlord may develop areas within the Project with new and additional buildings and other improvements and that the consequence of such development will likely include inconvenience and disturbance to Tenant and Tenant’s Invitees, including those resulting from noise, dust, traffic, delays, etc. Tenant agrees to accept such inconvenience and disturbance and waives any claims against Landlord resulting therefrom, except to the extent resulting from Landlord’s gross negligence or willful misconduct. Landlord may from time to time grant such easements, rights and dedications, and cause the recordation of parcel maps, easement and operating agreements, and restrictions affecting the Premises and the Project, except to the extent materially and adversely affecting Tenant’s use of the Premises. At Landlord’s request, Tenant shall participate in Landlord’s meetings with governmental representatives and staff to help facilitate entitlements and permit approval and issuance. Tenant shall promptly sign any documents or instruments to accomplish the foregoing upon request by Landlord. Landlord shall, at its cost, demolish and restore for occupancy a portion of Lusk 1 (the “Lusk 1 Demolition Work”) to provide adequate separation, as determined by Landlord, between Lusk 1 and the proposed Lusk 3 (which work must be completed no later than completion of the TI Work for Phase 2).
     23. Access by Landlord. Landlord and any of Landlord’s agents or employees may enter the Premises with 24 hour notice during normal business hours if feasible under the circumstances (except no notice is required in case of emergencies), subject to Tenant’s reasonable safety and security requirements, (i) to determine whether the Premises are in good condition and whether Tenant is complying with its obligations under this Lease, (ii) to do any necessary maintenance or make any restoration to the Premises that Landlord has the right or obligation to perform, (iii) to serve, post, or keep posted any notices required or allowed under this Lease, (v) to post “for sale” or “for rent” or, during the final year of the Term for any portion of the Premises, “for lease” signs, (vi) to show the Premises to brokers, agents, prospective buyers, prospective tenants, or other persons interested in a listing of, financing, purchasing, or occupying the Project, the Premises or any portion of the Project or the Premises, and (vii) to shore the foundations, footings, and walls of the Project, and to erect scaffolding and protective barricades around and about the Premises, but not so as to prevent entry to the Premises, and to do any other act or thing necessary for the safety or preservation of the Premises if any excavation or other construction is undertaken or is about to be undertaken on any adjacent property or nearby street. In the event of an emergency Landlord may enter the Premises at any time, without prior notice to Tenant. Landlord will not be liable for any inconvenience, disturbance, loss of business, nuisance, or other damage arising out of any entry on the Premises as provided in this paragraph except to the extent of Landlord’s Retained Liability (as defined in Article 24 below).
     24. Indemnities and Liability of Landlord and Tenant. Subject to Article 31 below, Landlord shall hold harmless and defend Tenant, its officers, agents and employees, at Landlord’s sole cost with counsel reasonably satisfactory to Tenant, from and against any and all claims, damages or causes of action for damages or other remedies against Tenant on account of any injury to or death of any person or any loss of or damage to property occurring on or around the Project to the extent caused by the grossly negligent act or willful misconduct of Landlord. Tenant shall defend, indemnify, and hold harmless Landlord against all Claims (as defined below) and all costs, expenses, and attorneys’ fees incurred in the defense or handling of any such Claims or any action or proceeding brought on any of such Claims. For purposes of this Lease, “Claims” means all liabilities, damages, losses, costs, expenses, attorneys’ fees, and claims (except to the extent otherwise indemnified by Landlord elsewhere in this Lease, or to the extent they result from Landlord’s or any of its officers’, agents’ or employees’ grossly negligent acts or willful misconduct [“Landlord’s Retained Liability”]; provided, however, that Landlord’s Retained Liability shall not include any negligent acts covered by a standard form of Commercial General Liability Insurance Policy, in which case Tenant’s liability insurance is intended to be primary and to cover such negligent acts of Landlord and its officers, agents and employees in the Premises, but Landlord shall indemnify Tenant for the commercially reasonable deductible amount associated with Claims arising from the covered acts of Landlord’s Retained Liability, not to exceed $10,000 per occurrence) arising from or which seek to impose liability under or because of (i) any acts or omissions of occurring at or arising out of the Premises during the Term, (ii) the conduct of Tenant’s business, (iii) any activity, work, or things done, permitted, or suffered by Tenant or any of Tenant’s Invitees in or about the Premises or elsewhere, (iv) any breach or default in the performance of any obligation to be performed by Tenant under this Lease, or (v) any negligence of Tenant or any of Tenant’s Invitees. Except to the extent of Landlord’s Retained Liability, Tenant assumes all risk of, Tenant waives all claims against Landlord in respect of, and Landlord is not liable for, any of the matters set forth above in this paragraph or any of the following: injury to Tenant’s business, loss of income from such business, or damage or injury to the goods, wares, merchandise, or other property or the person of Tenant, Tenant’s Invitees, or any other persons in, on, or about the Premises, whether such damage, loss, or injury is caused by or results from criminal acts, fire, steam, electricity, gas, water, rain, the breakage, leakage, obstruction or other defects of pipes, sewer lines, sprinklers, wires, appliances, plumbing, air-conditioning or lighting fixtures, or any other cause, conditions arising on the Project, or other sources or places, and regardless of whether the cause of such damage, loss, or injury or the means of repairing such damage, loss, or injury is inaccessible to Tenant.
     25. Hazardous Substances. Although Tenant has reviewed the Phase I Environmental Site Assessment dated February 27, 2007 (the “Entrance Assessment”) with respect to the Premises (and Landlord makes no representation or warranty regarding such report; provided, however, that Landlord has no actual knowledge that anything contained in the Entrance Assessment is materially incorrect), Landlord shall indemnify Tenant for losses incurred by Tenant resulting from the contamination of the Premises of Hazardous Materials to the extent Tenant establishes that the contamination existed on the Premises before the Commencement Date. Additionally, Landlord is fully responsible for causing the remediation (including Landlord’s investigatory and legal costs) of all Hazardous Materials released on, from or onto the Project in violation of applicable Law, (except for Hazardous Materials arising out of the Premises after the date of Tenant’s initial occupancy thereof, unless within Landlord’s Retained Liability) and except for Hazardous Materials introduced to the Project by, or released by, Tenant or any Tenant Invitee. Neither Tenant nor any of Tenant’s Invitees may use, manufacture, store, or dispose of any pollutants, contaminants, herbicides, pesticides, insecticides, or hazardous or toxic wastes, substances, or other materials regulated by any applicable Law (“Hazardous Materials”) anywhere within or around the Premises or the Project, except in accordance with the Operations Plan and all Laws, and only if all claims, liabilities and damages arising from such Hazardous Materials are either adequately covered (and the Hazardous Materials permitted) by Landlord’s insurance or covered (and the Hazardous Materials permitted) by supplemental insurance or endorsements appropriate to such use reasonably acceptable to Landlord. If the Premises are contaminated (or, due to the acts or omissions of Tenant or Tenant’s Invitees, any other portion of the Project is contaminated) by any Hazardous Material during the Term (except for contamination for which Landlord is responsible for remediating as described above in this paragraph), then Tenant shall promptly notify Landlord in writing of such contamination and immediately cause such investigation, clean-up, and remediation work to be performed as required by Landlord to Landlord’s satisfaction and at Tenant’s sole cost, and return the Premises (and the Project) to the condition they would have been if not for the introduction and remediation of the Hazardous Materials. If Tenant does not promptly commence and diligently pursue such investigation, clean-up, and remediation work, then Landlord may perform or cause to be performed such remediation and Tenant shall immediately, upon demand, pay the cost thereof, plus a supervisory fee in the amount of 10% of the cost. Tenant’s obligations and liability under this paragraph shall survive the termination of Tenant’s tenancy and the Term of this Lease, except that nothing contained in this paragraph shall be deemed to impose liability on Tenant for any problem arising after the Term of this Lease provided neither Tenant nor Tenant’s Invitees contributed to such problem during the Term of the Lease. If at any time during or after the Term, it is found that Tenant contaminated or subjected the Premises to Hazardous Substances (or that contamination occurred on or from the Premises during the Term other than contamination for which Landlord is responsible as described above), Tenant shall defend, indemnify and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from or as a result of such contamination or Hazardous Substance.
     26. Subordination and Attornment. This Lease and Tenant’s rights under this Lease are subject and subordinate to any mortgage, deed of trust, ground lease, or underlying lease (and to all renewals, modifications, consolidations, replacements, or extensions thereof), now or hereafter affecting the Project. The provisions of this paragraph are self-operative, and no further instrument of subordination is required. In confirmation of such subordination, however, Tenant shall, within eight days after written request from Landlord, execute and deliver any instruments that Landlord, any lender of Landlord or lessor under any ground or underlying lease (each, a “Lender”), may reasonably request to evidence such subordination (an “SNDA”), so long as the SNDA includes customary non-disturbance protection for Tenant (including its extension, expansion, and purchase rights under this Lease) or is substantially in the form of the attached Exhibit E. Conversely, at Tenant’s request, Landlord shall diligently seek an SNDA from its Lender(s) and, by execution of this Lease, Tenant requests Landlord to do so with respect to any existing Lender(s) as of the Commencement Date. Notwithstanding the preceding provisions of this paragraph, if any Lender elects to have this Lease prior to the lien of its ground lease, deed of trust, or mortgage, and gives written notice thereof to Tenant, then this Lease is deemed to be prior to the lien of such ground lease or mortgage and such ground lease, deed of trust, or mortgage shall be deemed to be subordinate to this Lease, and thereafter if the Lender succeeds to the rights of Landlord under this Lease, whether by foreclosure, deed in lieu of foreclosure or otherwise, then (i) such successor landlord will not be subject to any offsets or defenses which Tenant might have against Landlord, (ii) such successor landlord will not be bound by any prepayment by Tenant of more than one month’s installment of rent, (iii) such successor landlord will not be subject to any liability or obligation of Landlord except those arising after such succession and except for completion of the Phase 1 TI Work, Phase 2 TI Work, and, if the successor comes to title after the commencement of construction of Phase 3, fulfillment of Landlord’s construction obligations under the Phase 3 Provisions, (iv) Tenant shall attorn to and recognize such successor landlord as Tenant’s landlord under this Lease, (v) Tenant shall promptly execute and deliver any instruments that may be necessary to evidence such attornment, and (vi) on such attornment, this Lease shall continue in effect as a direct lease between such successor landlord and Tenant.
     27. Estoppel Certificates. Within eight days after notice from Landlord, Tenant shall execute and deliver to Landlord, substantially in the form of the attached Exhibit F or such other form reasonably requested by Landlord or its prospective lender, investor, or purchaser, stating (i) that this Lease is unmodified and in full force and effect, or in full force and effect as modified, and stating all modifications, (ii) the then-current Basic Monthly Rent (and percentage rent, if applicable), (iii) the dates to which Basic Monthly Rent has been paid in advance, (iv) the amount of any security deposit, prepaid rent or other payment constituting rent which has been paid (including Reimbursable Expenses), (v) whether or not Tenant or Landlord is in default under this Lease and whether there currently exist any defenses or rights of offset under the Lease, and (vi) such other factual matters as Landlord shall reasonably request. Tenant’s failure to deliver the certificate within the 8-day period shall be conclusive upon Tenant for the benefit of Landlord and any successor in interest to Landlord, any lender or proposed lender, and any purchaser of the Project as to the factual information set forth in the requested certificate, and that, except as may be represented by Landlord, this Lease is unmodified and in full force and effect, no rent has been paid more than 30 days in advance, and neither Tenant nor Landlord is in default under this Lease.
     28. Waiver. No delay or omission in the exercise of any right or remedy of Landlord or Tenant in the event of any default by the other party to this Lease shall impair such right or remedy or be construed as a waiver. The receipt and acceptance by Landlord of delinquent rent does not constitute a waiver of any default other than the particular rent payment accepted. Landlord’s receipt and acceptance from Tenant, on any date (the “Receipt Date”), of an amount less than the amount due on such Receipt Date, or to become due at a later date but applicable to a period before the Receipt Date, does not release Tenant of its obligation (i) to pay the full amount due on such Receipt Date or (ii) to pay when due the full amount to become due at a later date but applicable to a period before such Receipt Date. No act or conduct of Landlord (other than an express written confirmation of acceptance), including the acceptance of the keys to the Premises, constitutes an acceptance by Landlord of the surrender of the Premises by Tenant before the Expiration Date. Only a written notice from Landlord to Tenant stating Landlord’s election to terminate Tenant’s right to possession of the Premises constitutes acceptance of the surrender of the Premises and accomplishes a termination of this Lease. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval may not be deemed to waive or render unnecessary Landlord’s consent to or approval of any other or subsequent act by Tenant. No written waiver of any breach of any of the terms, covenants, agreements, restrictions or conditions of this Lease by either party shall be construed as a waiver of any succeeding breach of the same or other covenants, agreements, restrictions and conditions hereof. Tenant represents and warrants that if Tenant breaches this Lease and, as a result, this Lease is terminated, Tenant will not suffer any undue hardship as a result of the termination and, during the Term, will make such alternative or other contingency plans to provide for its vacation of the Premises and relocation in the event of such termination. TENANT WAIVES ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT PROVIDING THAT TENANT MAY REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH. Tenant acknowledges that Tenant’s waivers set forth in this paragraph are a material part of the consideration for Landlord’s entering into this Lease and that Landlord would not have entered into this Lease in the absence of such waivers.
     29. Brokers. Landlord and Tenant each represents to the other that no real estate broker, agent, finder, or other person is responsible for bringing about or negotiating this Lease other than the Brokers identified in Article 2 above and neither Landlord nor Tenant has dealt with any real estate broker, agent, finder, or other person, relative to this Lease in any manner, other than the Brokers. Landlord is solely responsible for compensating Landlord’s Broker in accordance with a separate written agreement between Landlord and Landlord’s Broker. Landlord also shall pay Tenant’s Broker a commission equal to $8.63 per Rentable Square Foot of the Premises (excluding any extensions or expansions), all to be paid one-half at execution of this Lease and issuance of the Letter of Credit, and the other half to be paid on the date Tenant occupies and Basic Monthly Rent commences on the Phase 1 Premises. Additionally, if and when Tenant occupies the

Phase 3 Premises pursuant to the attached Addendum No. 3, Landlord shall pay Tenant’s Broker an additional commission of $150,000 (“Tenant Broker’s Phase 3 Commission”). Landlord and Tenant shall defend, indemnify, and hold harmless the other party against all liabilities, damages, losses, costs, expenses, attorneys’ fees and claims arising from any claims that may be made against the other party by any real estate broker, agent, finder, or other person (other than as to the commissions payable by Landlord to Tenant’s Broker in accordance with this paragraph), alleging to have acted on behalf of or to have dealt with the indemnifying party.
     30. Communication Equipment. Strictly in accordance with all applicable Laws, Tenant and Tenant’s contractors (who must first be reasonably approved by Landlord) may have access to install, repair, replace, remove, operate and maintain satellite dishes or other similar devices, such as antennae or similar devices, together with all cable, wiring, conduits and related equipment (collectively, “Communication Equipment”), for the non-commercial (i.e., non-revenue generating) purpose of receiving and sending radio, television, other communication signals to and from the Premises in connection with Tenant’s use of the Premises, at a location designated by Landlord on the roof of the Building(s) in which the Premises are located. Tenant shall ensure that any Communication Equipment installed by Tenant does not unreasonably interfere with any other equipment installed on the roof of any Building. Tenant shall retain Landlord’s designated roofing contractor to make any necessary penetrations and associated repairs to the roof in order to preserve Landlord’s roof warranty. All plans and specifications for the Communication Equipment are subject to Landlord’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed) and all costs of installation, operation and maintenance of the Communication Equipment and any necessary related equipment (including, without limitation, costs of obtaining any necessary permits and connections to the applicable Building’s electrical system) must be borne by Tenant. Landlord retains the right to use the roof of each Building for any purpose whatsoever provided that Landlord does not unduly interfere with Tenant’s use of the Communication Equipment. Tenant shall use the Communication Equipment so as not to cause any interference or danger to other tenants in the Project or with any other tenant’s or licensee’s communication equipment installed on the roof, and not to damage any Building or interfere with the normal operation of any Building. Landlord will have no obligations with respect to the Communication Equipment. Tenant shall remove the Communication Equipment and related equipment at Tenant’s sole cost and expense before the expiration or sooner termination of this Lease or upon the imposition of any Law requiring removal, and shall repair the Building(s) upon such removal to the extent required by such work of removal. The Communication Equipment constitutes a portion of the Premises for purposes of the Articles in this Lease entitled “Insurance” and “Indemnity and Liabilities of Landlord and Tenant” and “Hazardous Substances.” Tenant may, at no additional charge, use its Building Share of the existing risers of each Building to install its Communications Equipment; provided that Landlord makes no representation regarding the capacity of such risers. If additional capacity is needed, Tenant may provide such additional capacity, subject to Landlord’s prior written approval of the methods and manner of providing such additional capacity, which consent may be withheld in Landlord’s reasonable discretion. Tenant represents and warrants that the operation of the Communications Equipment will not cause the Building rooftop to violate the maximum permissible exposure rules established by OSHA. At Landlord’s option (to be exercised only if reasonable), Tenant shall (i) pay the cost of a study of each applicable Building rooftop to ensure that Tenant’s Communications Facilities will not cause the rooftop to be in violation of any RF emissions requirements, which study shall be performed by a contractor reasonably approved by Landlord, and (ii) take any steps required by any applicable laws to cause the use of the Communications Equipment to comply with such laws, including implementation of an RF safety program.
          Tenant, as the tenant of multiple Buildings in the Project, may in accordance with Article 12 and such other restrictions reasonably prescribed by Landlord, trench between the Buildings in the Common Area and install, maintain, replace, remove or use communications or computer wires and cables (collectively, the “Lines”) at the Project in or serving the Premises, provided that (i) Tenant shall use an experienced and qualified contractor in making any such Alterations to the Common Areas, (ii) an acceptable number of spare

Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (iii) the Lines (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, and (v) Tenant shall pay all costs in connection therewith. Furthermore, Tenant shall have the exclusive right to use the existing cable date main point of entry located in Lusk 1-B.
     31. Limitations on Landlord’s Liability. If Landlord is in default of this Lease, and as a consequence Tenant recovers a money judgment against Landlord, such money judgment shall be limited to its ownership interest in the Project or the proceeds of a public sale of such interest pursuant to foreclosure of a judgment against Landlord, plus any insurance proceeds, proceeds of Landlord’s claims against any other tenant or person, and all rights of action of Landlord with respect to the Project. Neither Landlord nor Landlord’s affiliates, members, managers, shareholders, officers, directors, agents, or employees shall be personally liable for any deficiency. If Landlord sells or transfers any portion of the Premises, Landlord, on consummation of the sale or transfer, will automatically be released from any liability thereafter accruing under this Lease.
     32. No Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation of this Lease, or a termination by Landlord, shall not work a merger, and shall, at the option of Landlord, terminate any existing subleases or may, at the option of Landlord, operate as an assignment to Landlord of any such subleases.
     33. Financial Statements. Upon Landlord’s written request, Tenant shall promptly furnish to Landlord, from time to time, financial statements certified by Tenant to be correct and complete, reflecting Tenant’s then-current financial condition. Such financial statements shall include a current balance sheet and a profit and loss statement covering the most recent 12-month period available. In addition, upon Landlord’s written request, Tenant shall allow Landlord or a certified public accountant of Landlord’s choosing, to determine Tenant’s current financial condition by reviewing Tenant’s current financial books, records, and accounts. This paragraph does not apply to Tenant during any period that Tenant’s stock is publicly-traded on a U.S. national stock exchange and is a reporting company with the Securities Exchange Commission.
     34. Security Measures. Landlord shall use commercially reasonable efforts to provide a security guard at the Project during traditional “second shifts” throughout the Term and shall install a closed-circuit security system that can be periodically monitored off-site 24-hours per day. Tenant shall pay Tenant’s Pro Rata Share of the cost of installing such system through Tenant’s initial TI Allowance. Tenant acknowledges (i) that Landlord has no other obligation to provide any security measures and that Landlord is in no way responsible for the acts or omissions of any security personnel, (ii) that Landlord has made no representation to Tenant regarding the safety or security of the Project, and (iii) that Tenant is solely responsible for providing any additional security it deems necessary to protect itself, its property, and Tenant’s Invitees in, on, or about the Project. If Landlord provides any security measures at any time, then the cost thereof will be included in the Project Expenses, but Landlord will not be obligated to continue providing such security measures beyond those specified above for any period of time, Landlord may discontinue such service without notice and without liability to Tenant, and Landlord will not be obligated to provide such security measures with any particular standard of care. Landlord has no duty to warn Tenant of any criminal acts or dangerous conduct that has occurred in or near the Project, regardless of Landlord’s knowledge of such crimes or conduct.
     35. Back-up Generator. Landlord shall permit Tenant to share in the usage of the existing emergency electrical backup generator of the Project throughout the Term of this Lease. Such backup generator shall, subject to compliance with all laws, be used by Tenant only during (i) testing and regular maintenance, and (ii) any period of electrical power outage in the Project. Tenant shall be entitled to operate the generator for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord.

In addition, Tenant shall ensure that its use of the backup generator does not result in any Hazardous Materials being introduced to the Project (other than lubricants and fuel to the extent required for the operation of such generator). Tenant may not load the generator with more than Tenant’s Pro Rata Share of the existing generator capacity (but Landlord shall cooperate with Tenant’s reasonable efforts to establish a back-up power solution acceptable to Tenant). Any repairs and maintenance of such backup generator shall be responsibility Landlord as an Operating Expense. Tenant’s reliance on any back-up generators will be entirely at its own risk, without any liability or obligation of Landlord.
     36. Governing Law, Venue and Jurisdiction. This Lease is governed by and construed in accordance with the laws of the State of California, irrespective of California’s choice-of-law principles. All actions and proceedings arising in connection with this Lease must be tried and litigated exclusively in the State and Federal courts located in the County of San Diego, State of California, which courts have personal jurisdiction and venue over each of the parties to this Lease for the purpose of adjudicating all matters arising out of or related to this Lease. Each party authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices set forth in this Lease. EACH PARTY TO THIS LEASE WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE.
     37. Further Assurances. Each party to this Lease shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Lease.
     38. Attorney’s Fees. The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Lease may recover from the unsuccessful party all costs, expenses, and actual attorney’s fees (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney’s fees.
     39. Force Majeure. Any prevention, delay or stoppage of work to be performed by Landlord or Tenant which is due to strikes, labor disputes, inability to obtain labor, materials, equipment or reasonable substitutes therefor, acts of God, governmental restrictions or regulations or controls, judicial orders, enemy or hostile government actions, civil commotion, fire or other casualty, or other causes beyond the reasonable control of the party obligated to perform hereunder, shall excuse performance of the work by that party for a period equal to the duration of that prevention, delay or stoppage.  No such event will, however, excuse or delay Tenant’s obligation to pay rent or other charges under this Lease.
     40. Interpretation. Time and strict and punctual performance are of the essence with respect to each provision of this Lease. This Lease contains the entire and final agreement of the parties to this Lease with respect to the subject matter of this Lease, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Lease. Each Exhibit and Addendum attached to this Lease is a part of and incorporated into this Lease. All references in this Lease to “Articles,” “Sections,” ”Addenda,” and Exhibits” means those in this Lease (unless expressly provided to the contrary). The terms “includes” and “including” do not imply any limitation. No remedy or election under this Lease is exclusive, but rather, to the extent permitted by applicable law, each such remedy and election is cumulative with all other remedies at law or in equity. All provisions, whether covenants or conditions, to be performed or observed by Tenant shall be deemed to be both covenants and conditions. Each provision of this Lease is valid and enforceable to the fullest extent permitted by law; if any provision of this Lease (or the application of such provision to any person or circumstance) is or becomes invalid or unenforceable, the remainder of this Lease, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, are not affected by such invalidity or unenforceability. Each party to this Lease and its legal counsel have reviewed and revised this Lease. The rule of construction that ambiguities are to be resolved against the drafting party or in favor of the party receiving a particular benefit under an agreement may not be employed in the interpretation of this Lease or any amendment to this Lease. This Lease may be modified only by a contract in writing executed by the party to this Lease against whom enforcement of the modification is sought.
     41. Notices. Each notice and other communication required or permitted to be given under this Lease (“Notice”) must be in writing. Notice is duly given to another party upon: (a) hand delivery to the other party, (b) three business days after the Notice has been deposited with the United States postal service as first class certified mail, return receipt requested, postage prepaid, and addressed to the party as set forth in Article 2 (except that notices of default will not be deemed received when sent by regular mail unless or until received or deemed received under another method permitted under this paragraph), (c) the next business day after the Notice has been deposited with a reputable overnight delivery service, postage prepaid, addressed to the party as set forth in Article 2 with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery-service-provider, (d) by facsimile, with a copy by one of the other methods permitted in this paragraph, provided receipt of confirmation of transmission thereof is obtained (in which case, such notice shall be deemed to have been received on receipt of confirmation of transmission), or (e) by email when successfully transmitted to the email address specified in Article 2 (except that notices of default may not be sent solely by email). Each party shall make a reasonable, good faith effort to ensure that it will accept or receive Notices to it that are given in accordance with this paragraph. A party may change its address for purposes of this paragraph by giving the other party(ies) written notice of a new address in the manner set forth above.
     42. Fixture Financing. Tenant may encumber or lease its trade fixtures, furniture and equipment (including its Communications Equipment) to secure financing of such items (including with lines of credit and other financing mechanisms). In either event, upon request, Landlord agrees to execute an agreement with the applicable lessor(s) and/or lender(s) in a form reasonably satisfactory to Landlord and such lessor(s) and/or lender(s) which permits such secured parties to remove the trade fixtures, equipment and furniture prior to the expiration of the term of this Lease; provided, however, that in any event, such lessor or lender shall repair any damage occasioned by such removal and such agreement must be in a form and substance typically accepted by landlord’s of similar projects to the Project.
     43. Nondisclosure of Confidential Materials. The parties acknowledge that Landlord may be exposed to Tenant’s confidential proprietary materials in connection with this Lease. Landlord may not disclose any Confidential Information (as defined below) other than (a) to employees, agents, lenders, investors, prospective buyers, consultants, or affiliates of Landlord who have a reasonable need for such information, or (b) in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction. “Confidential Information” means Tenant’s proprietary plans for Tenant’s operating theater and other specialized proprietary improvements and all confidential financial information marked with “Confidential” on its face, except to the extent such information or materials can be obtained through non-confidential means. Tenant shall use reasonable efforts to maintain the details of this Lease confidential, other than to (a) to employees, agents, lenders, investors, consultants, or affiliates of Tenant who have a reasonable need for such information, or (b) in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction. Landlord acknowledges that Tenant may be required to provide a copy of this Lease to the U.S. Securities and Exchange Commission. Before doing so, however, Tenant shall give Landlord the opportunity to redact from the copy of this Lease (and each amendment) to be made publicly available those portions that Landlord desires to remain confidential.

LANDLORD:	HCPI/Sorrento, LLC, a Delaware limited liability company

	By:	HCP, Inc., a Maryland corporation, its managing member

		By:	/s/ Susan M. Tate

Susan M. Tate, Senior Vice President
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TENANT:	NuVasive, Inc., a Delaware corporation

	By:	/s/ Alexis Lukianov

Alexis Lukianov, Chairman and CEO
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	By:	/s/ Jason Hannon

Jason Hannon, SVP, General Counsel & Secretary
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Addendum No. 1 to Lease – Expansion Right of First Offer
     This Addendum applies to the following vacant space within the Project that, during the Term, Landlord intends to lease or market to lease (the “Refusal Space”): (a) space anywhere in the Project comprised of at least 15,000 contiguous Rentable Square Feet, or (b) space that is contiguous to Premises then occupied by Tenant under this Lease. If and when Landlord intends to market or lease any Refusal Space during the Term, Landlord shall first give written notice to Tenant of Landlord’s intent to do so along with the material terms Landlord intends to offer with respect to such lease, such as rent, tenant improvement allowance, and rental increases (the “Trigger Notice”). If Tenant gives written notice to Landlord within 15 days after receiving the Trigger Notice irrevocably electing to lease the entire Refusal Space (Tenant’s “Exercise Notice”), then this Lease automatically will be amended to include the Refusal Space as part of the Premises (accordingly increasing the Rentable (and useable) Square Feet of the Premises, Tenant’s Pro Rata Share, etc.), and the terms included in the Trigger Notice will apply to the Refusal Space. If Tenant does not timely give its Exercise Notice, Landlord may enter into a lease of all or any portion of the Refusal Space at any time on any terms until the Refusal Space is leased and occupied; provided, however, before Landlord leases the Refusal Space at a Net Effective Rent that is more than 7.5% below the Net Effective Rent included in the Trigger Notice, Landlord must first issue another Trigger Notice and provide Tenant another opportunity to issue an Exercise Notice in accordance with the preceding procedures, except that in such case the 15-day response period is reduced to five business days. As used in this paragraph, “Net Effective Rent” means the present value (applying a 6.5% annual discount rate) on a per square foot basis of the proposed rent payments as such payments are reduced by the value of all monetary concessions (specifically including, without limitation, any tenant improvement allowance, free rental period and payment of tenant relocation costs), where the value of such concessions are amortized over the entire lease term based on a 6.5% interest rate. This paragraph does not apply to any space within the Project that is subject to another right of Tenant to lease, such as any Phase 3 Premises under the Phase 3 Provisions, provided, however, Tenant’s rights under this paragraph will apply to subsequent marketing of any portions of Lusk 3 that already have been leased to another tenant.
     The expansion rights under leases with third-parties entered into by Landlord after offering Tenant the right to lease under this Addendum will be subordinate to Tenant’s other expansion rights except with respect to space that was previously offered to and rejected by Tenant under this Addendum or otherwise under this Lease.
     Concurrent with Tenant’s exercise of its right to lease additional space under this Addendum, Tenant shall increase the Letter of Credit to an amount equal to six months (or three months, if applicable under the Article in this Lease entitled “Letter of Credit Obligations”) gross rents under the Lease that will be payable when rent begins on account of the expanded space.
     All of Tenant’s rights under this Addendum are subject to the prior rights of the tenant under the Expansion Right of First Offer contained in the lease between Landlord and Helicon Therapeutics, Inc. for premises within Lusk 2, which provides: “If and when Landlord intends to lease vacant space within the Building (the “Refusal Space”) during the Term, Landlord shall first give written notice to Tenant of its intent to do so along with the terms Landlord intends to offer with respect to such lease, such as rent, tenant improvement allowance, and rental increases (the “Trigger Notice”). If Tenant gives written notice to Landlord within two (2) weeks after receiving the Trigger Notice irrevocably electing to lease the entire Refusal Space (Tenant’s “Exercise Notice”), then this Lease automatically will be amended to include the Refusal Space as part of the Premises (accordingly increasing the Rentable (and useable) Square Feet of the Premises, Tenant’s Pro Rata Share, etc.), and the terms included in the Trigger Notice will apply to the Refusal Space; provided however, Tenant’s Parking Spaces on account of the Refusal Space will be 3.5 parking spaces per 1000 useable square of the Refusal space (as calculated in accordance with BOMA Standard as reasonably determined by Landlord), including Tenant’s Pro Rata Share of visitors and handicap spaces, some or all of which may be assigned by Landlord to Tenant. If Tenant does not timely give its Exercise Notice, Landlord may enter into a lease of all or any portion of the Refusal Space at any time on any terms until the

Refusal Space is leased and occupied. After the Refusal Space is leased and occupied and then again rendered vacant during the Term, the new vacancy will be subject to Tenant’s same expansion rights under this Addendum and Landlord would again be obligated to give Tenant another Trigger Notice before re-marketing the Refusal Space.”
     Tenant’s rights under this Addendum automatically terminate and become void if twice in any 12-month period Tenant defaults under any monetary provision or other material provision of this Lease or if Tenant fails to maintain a tangible net worth of $75 million, or if Tenant assigns or subleases more than 25% of the Premises (except to a Permitted Transferee).

Addendum No. 2 to Lease – Extension Options
     Extension Option #1. So long as Tenant is not in default under this Lease at the time of exercise, and the original Tenant named in this Lease remains the Tenant under this Lease of the entire Premises at the time of exercise and the time of extension, Tenant may once extend the Term by an additional four years, in which case the reference to “$2.50” in Section 2.1 of the Lease automatically will be reduced to “$2.43” (and Basic Monthly Rent during the period of extension under this paragraph will continue as contemplated under Section 2.1, including the annual 3.0% increases during such extension period). Tenant may exercise the option granted in this paragraph only by giving to Landlord Tenant’s irrevocable written election to extend the Term under this Extension Option #1, which election must be received by Landlord on or before December 31, 2007.
     Extension Option #2 . So long as Tenant is not in default under this Lease at the time of exercise and the time of extension, and the original Tenant named in this Lease (or a Permitted Transferee) remains the Tenant under this Lease and continues to occupy and operate out of at least 100,000 Rentable Square Feet at the time of exercise and the time of extension, then Tenant may once extend the Term by an additional seven years (the “Extension Period”), at an initial Basic Monthly Rent equal to 95% of the fair market rent of the Premises (“FMR”) determined in accordance with this Addendum. The Basic Monthly Rent for the Extension Period will increase by 3.0% on each anniversary of the first day of the Extension Period. Tenant may exercise the option granted in this paragraph only by giving Landlord Tenant’s irrevocable written election to extend the Term, which election must be received by Landlord at least nine months (but no more than 14 months) before the then-current Expiration Date. Thereafter, Landlord and Tenant shall use good faith efforts to arrive at a mutually acceptable FMR by the date that is at least 100 days before the then-current Expiration Date. If, however, Landlord and Tenant do not timely agree on the FMR, the FMR for the applicable Extension Period will be determined in accordance with the following procedures:
     1. On or before the date that is 100 days before the Extension Period, Landlord and Tenant each shall deliver written notice to Landlord’s counsel, in a sealed envelope, of its own best estimate of the fair market monthly rental value for the Premises during the first year of the applicable Extension Period (each party’s “Offer”). Promptly after such deadline, Landlord’s counsel shall open the sealed Offers and notify each party of the other’s Offer. Either party may accept the other party’s Offer within five days after its receipt thereof by giving the other party its written notice of acceptance, in which case the accepted Offer becomes the FMR. If the Offers are within ten percent of each other, the FMR will be the average of the two Offers. If only one of the parties timely delivers an Offer, that Offer will be the FMR.
     2. If the FMR is not timely established under the preceding paragraph, the FMR will be determined as follows: On or before the ninetieth day before the Extension Period, Landlord and Tenant each shall appoint a California-licensed MAI appraiser (with at least five years of full-time experience in appraising properties and leases in San Diego County, California, of which time at least half is devoted to office leases and properties) and give written notice of the name and address of such appraiser to the other party. If either party fails to appoint an appraiser as required by the preceding sentence, the appraiser appointed by the other party shall appoint the second appraiser. The parties shall instruct the two appraisers to determine the fair market monthly rental value for the Premises as Class “A” office space of comparable size and quality in the Sorrento Mesa/Del Mar Heights/Torrey Hills submarkets of San Diego, California, during the first year of the Extension Period in light of all other terms of this Lease within three weeks after both appraisers are selected. If the fair market monthly rental values determined by the appraisers fall within ten percent of each other, the FMR is the average of those two values. Otherwise, within ten days after the expiration of the 3-week appraisal period, the two appraisers shall appoint a third California licensed MAI appraiser (with at least five years of full-time experience in appraising properties and leases in San Diego County, California, of which time at least half is devoted to office leases and properties) and deliver written notice of the name and address of the third appraiser to Landlord and Tenant. If the two appraisers fail to appoint a third appraiser within the time required, either Landlord or Tenant may petition the Superior Court of San Diego County, California, for the appointment of the third appraiser. The parties shall instruct the third appraiser to determine the fair market monthly rental value for the Premises as Class “A” office space of comparable size and quality in the Sorrento Mesa/Del Mar Heights/Torrey Hills submarkets of San Diego, California during the first year of the Extension Period in light of all other terms of this Lease within three weeks after his or her appointment. The FMR will be the average of the rental value determined by the third appraiser and the rental value of the one prior appraiser whose rental value is closest by dollar amount to that of the third appraiser. For example, if the appraiser selected by Landlord determines that the fair market rent is $100, the appraiser selected by Tenant determines that the fair market rent is $85, and the third appraiser determines that the fair market rent is $90, then the FMR would be $87.50 (i.e.,, the average of $85 and $90).
The fees and costs of both/all of the appraisers must be paid by the party whose Offer differs from the FMR by the largest dollar amount, provided, however, that if the FMR is an average of the parties’ Offers, then such fees and costs shall be shared equally by the parties.
Before Landlord is obligated to honor the extension, Tenant shall adjust the face amount of the Letter of Credit to an amount equal to six months (or three months, if applicable under the Article in this Lease entitled “Letter of Credit Obligations”) of gross rents that will be payable under the Lease during the first year of the Extension Period.
     Extension Option #3. In addition to the foregoing, so long as Tenant is not in default under this Lease at the time of exercise and the time of extension, Tenant may once extend the Term (as it already may have been extended by Option #1 or Option #2 described above) by 60 days, on the same terms, conditions, and rent applicable under this Lease as of the day preceding the then-current Expiration Date. To exercise the 60-day extension option under this Extension Option #3, Tenant must give Landlord Tenant’s irrevocable written election to so extend the Term, which election must be received by Landlord at least six months (but no more than nine months) before the then-current Expiration Date.
     These extension options automatically terminate and become void if twice in any 12-month period Tenant defaults under any monetary provision or other material provision of this Lease or if Tenant fails to maintain a tangible net worth of $75 million, or if Tenant assigns or subleases more than 25% of the Premises (except to a Permitted Transferee).

Addendum No. 3 to Lease – Phase 3 Provisions
     The parties acknowledge that the Project may be further developed to include, among other things, an additional office building on the existing vacant pad within the Project (“Lusk 3”). Landlord is not obligated to develop the pad (except as specifically provided below) and, if Landlord does develop the pad, Landlord is under no obligation as to what Landlord may or may not develop. This Addendum addresses Tenant’s rights to (a) require Landlord to build Lusk 3 and lease at least 50% of Lusk 3 to Tenant; and (b) require Landlord to offer to Tenant a first right to lease all of Lusk 3 if Landlord unilaterally elects to build Lusk 3. Space within Lusk 3 added to the Premises under this Addendum is referred to as the “Phase 3 Premises.”
     1. Tenant’s Right to Require Landlord to Build Lusk 3.
          1.1. Lusk 3 Trigger Notice. So long as Tenant is not in default and has never committed a default under this Lease extending beyond the applicable cure period, and the original Tenant named in this Lease (or a Permitted Transferee) remains the Tenant under this Lease and continues to occupy and operate out at least 75% of the Premises, Tenant may require that Landlord develop Lusk 3 by giving Tenant’s irrevocable written commitment to Landlord (the “Lusk 3 Trigger Notice”) to expand the Premises to include at least 50% of the Rentable Square Feet of Lusk 3 at the additional Phase 3 Basic Monthly Rent (defined below). The Lusk 3 Trigger Notice must include (a) the number of Rentable Square Feet to which Tenant is specifically committed or state that the commitment is for all of Lusk 3; (b) identification of those items from the attached Addendum No. 3-A that Tenant requires to be incorporated into the Phase 3 Premises (the “Required Elements”); (c) a description of items or concepts Tenant would like to be incorporated into Lusk 3 or the Lusk 3 Premises (“Non-Required Elements”); (d) a list of at least four general contractor candidates for the Lusk 3 construction (the “Contractor Candidates”), each of which must be based in San Diego, California (or be a national construction company with a substantial physical presence in San Diego), with substantial recent experience as general contractor for projects in San Diego of the type and size of Lusk 3, with the capacity and availability to construct Lusk 3, a bondable rate of 0.5% or better, a bonding capacity sufficient for the proposed project, and with good reputations, each of whom must be reasonably acceptable to Landlord; and (e) a $150,000 deposit to be used by Landlord for the costs for which Tenant is responsible under this Addendum (the “Trigger Deposit”). To be effective, the Lusk 3 Trigger Notice must be received by Landlord before the earliest of (i) the date Landlord executes a lease or letter of intent to lease any portion of Lusk 3 (so long as Landlord did not violate the paragraph in this Addendum governing Tenant’s right of first offer to lease Lusk 3); (ii) the date Landlord begins development of Lusk 3; and (iii) 36 months after the Commencement Date for the Phase 2 Premises. The Lusk 3 Trigger Notice must be accompanied by evidence reasonably acceptable to Landlord that Tenant has sufficient creditworthiness, cash flow, net operating income, equity/debt ratio, and net worth to satisfy the obligations of this Lease as expanded to include the Phase 3 Premises. Landlord’s obligation to develop Lusk 3 on receipt of the Lusk 3 Trigger Notice is conditioned on Landlord’s ability to obtain all governmental and private (e.g., owners’ association) approvals to complete Lusk 3 and on the availability of materials and labor and on all other conditions outside of Landlord’s reasonable control.
          1.2. Initial Lusk 3 Package. Within 90 days after Landlord’s receipt of the Lusk 3 Trigger Notice, Landlord shall provide Tenant with the following (the “Initial Lusk 3 Package”): (a) a schematic design and descriptions of the mechanical, electrical, plumbing, and life-safety systems of Lusk 3 (the “Preliminary Plans”) incorporating the Required Elements (and Landlord may or may not, in its sole discretion, include some or all of the Non-Required Elements); (b) depiction of the location of the Phase 3 Premises within Lusk 3; (c) an estimated budget of the Lusk 3 Premises Costs and an estimated construction schedule (commencing with building permits); and (d) selection of the general contractor from the Contractor Candidates (the “Contractor”) and an indication of any bonding that will be required. Tenant may investigate and analyze the Initial Lusk 3 Package, including the basis on which the estimate was established. On or before the 30th day after Tenant’s receipt of the Initial Lusk 3 Package, Tenant may disapprove of the Initial Lusk 3 Package by giving written notice of such disapproval to Landlord along with a detailed explanation of its reasons for disapproval (the “Disapproval Notice”), in which case Landlord and Tenant will meet to attempt to agree on mutually acceptable revisions to the Initial Lusk 3 Package. If Landlord and Tenant fail to agree in writing on a revised Initial Lusk 3 Package within 21 days after Landlord’s receipt of the Disapproval Notice, then: (x) the Lusk 3 Trigger Notice automatically will be deemed rescinded, (y) Tenant shall, within 10 days after invoice from Landlord, reimburse Landlord for all costs incurred by Landlord in connection with the Lusk 3 Trigger Notice and preparation of the Initial Lusk 3 Package to the extent not paid from the Trigger Deposit (and Landlord shall refund to Tenant any remaining balance of the Trigger Deposit), and (z) Tenant will not be entitled to issue any subsequent Lusk 3 Trigger Notice.
          1.3. Deviations from Preliminary Plans. Unless the Lusk 3 Trigger Notice is rescinded strictly in accordance with this Addendum, Landlord shall use its commercially reasonable efforts to cause Lusk 3 to be developed substantially in accordance with the Preliminary Plans and to demise the Phase 3 Premises for Tenant within Lusk 3 of a size that is within 10% of the size to which Tenant committed in the Lusk 3 Trigger Notice. If, at any time, Landlord believes that it cannot reasonably achieve substantial conformance to the Preliminary Plans for reasons not caused by Landlord, Landlord shall give written notice to Tenant of the material deviations, in which case Tenant may, by written notice to Landlord within 10 days after receipt of Landlord’s notice, rescind the Lusk 3 Trigger Notice. In the event of such rescission, Tenant shall, within 10 days after invoice from Landlord, reimburse Landlord for all costs incurred by Landlord in connection with the Lusk 3 Trigger Notice and preparation of the Initial Lusk 3 Package and all subsequent pre-construction work to the extent not paid from the Trigger Deposit (and Landlord shall refund to Tenant any remaining balance of the Trigger Deposit), and Tenant will not be entitled to issue any subsequent Lusk 3 Trigger Notice. Unless Tenant timely rescinds the Trigger Notice in accordance with this paragraph, the Initial Lusk 3 Package will be deemed modified by the deviations included in Landlord’s notice. If Landlord requests Tenant to confirm that a deviation or specification substantially conforms to the Initial Lusk 3 Package, as it may be modified from time to time, Tenant shall do so (or object) in writing within five days after Landlord’s request (and Tenant may not unreasonably withhold its confirmation of substantial conformance). Elimination of any of the Required Elements is deemed a deviation from substantial conformance to the Preliminary Plans.
          1.4. Construction. Landlord shall retain the Contractor, under a written guaranteed maximum price construction contract, to construct Lusk 3. The construction contract shall require the Contractor to competitively bid all subcontracts (with minor exceptions as reasonably permitted by Landlord and except for prime design-build contractors). Tenant will be permitted to participate in all construction-related meetings with Landlord and Contractor and to consult with Landlord throughout the construction process to help ensure the efficient construction of Lusk 3. Landlord shall also cause to be constructed tenant improvements in the Phase 3 Premises in accordance with the procedures set forth on the attached Exhibit B, with a TI Allowance of $55.00 per Rentable Square Foot (as increased by an inflation factor of 3.0% per year since the date of this Lease). The general contractor for the tenant improvements may be Contractor or another appropriate contractor selected by Landlord after soliciting proposals for construction of the Phase 3 TI Work based on personnel, profit/overhead/general conditions, schedule, and availability from DPR, Reno Construction, or another a licensed, reputable and experienced general contractor reasonably acceptable to Tenant (each a “Potential Contractor”) and shall retain the Potential Contractor with the superior proposal as reasonably determined by Landlord (unless mutually agreed by Landlord and Tenant) to construct and install the Phase 3 TI Work.
          1.5. Phase 3 Basic Monthly Rent. Tenant shall be permitted to occupy the Phase 3 Premises upon Substantial Completion of the tenant improvements to the Phase 3 Premises, at which time the Basic Monthly Rent will be increased to include the Phase 3 Basic Monthly Rent (or, in the event of any Tenant Delay, rent will be increased based on the Phase 3 Premises on the date Substantial Completion would have occurred if not for the Tenant Delay). The Trigger Deposit will be credited to the first rent due on account of the Phase

3 Premises. “Phase 3 Basic Monthly Rent” means the product of the Rate multiplied by the Lusk 3 Premises Cost, defined as follows:
     The “Rate” means the greater of 8.75% and 350 basis points above the 10-year U.S. Treasury yield as of the date Landlord receives the building permit for Lusk 3; provided, however, if the Lusk 3 Trigger Notice is appropriately issued within the first 24 months after the Commencement Date for the Phase 1 Premises, the Rate may not exceed 9.0%.
     The “Lusk 3 Premises Cost” means, regardless of the estimate included in the Initial Lusk 3 Package, the sum of the TI Allowance for the Phase 3 Premises and all other costs in connection with the leasing, occupancy and improvement of the Phase 3 Premises (but leasing commissions may not exceed 7.0% of the Basic Monthly Rent for the Phase 3 Premises for the first five years of the Term for the Phase 3 Premises plus 5.0% of the Basic Monthly Rent for the Phase 3 Premises for the remaining Term for the Phase 3 Premises, as reduced by any offset given by a broker on account of prior commissions for other portions of the Premises), plus Tenant’s Building Share of Lusk 3 of the following sum:
     (a) all hard and soft costs and expenses incurred in connection with the entitlement, design, permitting, demolition, development, construction, completion, marketing and leasing of Lusk 3 and requisite parking structure (other than the New Parking Deck) and all on and off site improvements (excluding tenant improvements), landscaping and hardscaping, including, for example, amounts paid for labor, materials, supplies, equipment, tool or other equipment rentals, planning, design, engineering, surveys, soils reports, traffic studies or other studies or reports required by cognizant governmental agencies, construction supervision, interest, loan fees, points and other charges on development, construction and take-out loans, guard services, trash disposal, off-site parking costs, building and other permit fees, plan check fees, builders risk and other insurance customarily carried during the course of construction, school and other community or district fees, required off-site work and mitigation, utilities and utility connection fees and costs, insurance costs, and legal and accounting expenses; plus
     (b) 83% of all of the costs and expenses described in the preceding clause (a) incurred in connection with the entitlement, design, permitting, demolition, development, construction, and completion of the New Parking Deck; plus
     (c) to the extent the amounts in clauses (a) and (b) above do not include interest and other charges paid on development, construction and take-out loans, an amount equal to the interest, loan fees, points and other charges that Landlord would have paid on loans for such costs at then-current market rates and conditions assuming customary loan underwriting criteria in connection with the Lusk 3 project (but not including any such deemed financing costs on the land value described in clause (d) below); plus
     (d) a deemed land value calculated at $100.00 (as increased by an inflation factor of 3.0% per year since the date of this Lease) multiplied by the number of Rentable Square Feet of Lusk 3; plus
     (e) a developer fee of 5.0% of all of the foregoing, other than the deemed land valued under clause (d).
     Notwithstanding the foregoing, the Lusk 3 Premises Costs shall not include any of the following:
                              (A) financing costs after the Commencement Date for the Phase 3 Premises;
                              (B) costs payable to affiliates of Landlord to the extent that they are higher than the costs would be for independent third parties performing the same work (except for the 5.0% developer fee described above);

                              (C) costs that result from the gross negligence or willful misconduct of Landlord or any of its affiliates, except for the failure of Landlord to prevent Tenant or any third party (including contractors and consultants) from taking any action or to cause them to take any action;
                              (D) Landlord’s overhead;
                              (E) travel costs for Landlord, its affiliates and their employees, officers, or directors;
                              (F) any amounts for which any other person reimburses Landlord (including, but not limited to, insurance proceeds, condemnation proceeds and amounts rebated to Landlord by any contractor or consultant);
                              (G) additional costs incurred as a result of Landlord’s failure to make a payment on a timely basis to its contractors, consultants or lenders;
                              (H) Operating Expense items paid by Tenant pursuant to the Article 6 of this Lease; and
                              (I) Costs to remediate pre-existing Hazardous Materials;
                              (J) Discretionary change orders entered into by Landlord after commencement of construction that exceed $50,000 individually or $150,000 in the aggregate or that provide a bonus to the General Contractor for early completion, but excluding change orders approved by Tenant (which approval may not unreasonably be withheld or delayed); or
                              (K) The Tenant Broker’s Phase 3 Commission (as defined in Article 29 of the Lease).
     Tenant understands and agrees that Landlord does not, by submitting the Initial Lusk 3 Package, guaranty the accuracy of completeness of the estimated budget included in the Initial Lusk 3 Package. Such budget does not in any way limit or affect the Lusk 3 Premises Cost used to calculate the Phase 3 Basic Monthly Rent (and Tenant is responsible for conducting its own due diligence with respect to such costs before the deadline for issuing its Disapproval Notice).
     Landlord shall keep detailed and accurate books and records (including financial records) in connection with the construction of the Phase 3 Premises, and in accordance with customary standards for similar projects. Landlord shall provide to Tenant a schedule showing the calculation of Total Project Costs and Tenant or its architects or other agents shall have the right to inspect and audit Landlord’s books and records relating thereto, so long as Tenant requests such inspection or audit within 60 days after receipt from Landlord of Landlord’s calculation of Total Project Costs. Tenant shall pay to Landlord the Basic Monthly Rent based upon Landlord’s calculation of Total Project Costs beginning with the Phase 3 Premises Commencement Date. In the event that Tenant’s inspection and/or audit of Landlord’s books and records determines that Total Project Costs have been miscalculated, (1) there shall be an appropriate adjustment of Basic Monthly Rent previously paid and a payment by either Landlord to Tenant or Tenant to Landlord of the amount of any overpayment or underpayment, as the case may be and (2) if Landlord overstated Total Project Costs by more than 5.0%, then Landlord shall pay all of Tenant’s reasonable out-of-pocket costs of its audit or inspection. If the parties are unable to agree upon an adjusted Basic Monthly Rent, the parties agree that arbitration shall constitute the exclusive remedy for settlement of any such dispute. If either Landlord or Tenant desires to exercise its right pursuant to this paragraph, such party shall deliver written demand for arbitration to the other party, setting out the basis for the controversy. Any arbitration proceeding undertaken pursuant to this paragraph shall be held in front of a retired judge working with JAMS or another similar group, or if no such groups exists, a single neutral arbitrator shall be chosen by mutual agreement or, if the parties fail to agree, by the presiding judge of the San Diego Superior Court upon ex parte application. The arbitration shall take place in San Diego, California. The decision of the arbitrator shall be conclusive, final and binding upon Landlord and Tenant. Judgment upon the decision of the arbitrator may be entered in any court of competent jurisdiction. The cost of such arbitration (including any attorneys’ fees incurred therein) shall be borne by the losing party as determined by the arbitrator. As soon as reasonably available, Landlord shall deliver to Tenant an accounting of the Lusk 3 Premises Costs, together with reasonable back-up information requested by Tenant.
     If Landlord develops Lusk 3 pursuant to a Lusk 3 Trigger Notice, the Expiration Date will be extended until the last day of the 120th calendar month following Substantial Completion of the tenant improvements for the Lusk 3 premises (unless the Expiration Date already had been extended beyond such date in accordance with Extension Option #1 under Addendum No. 2).
     If Tenant commits to lease the entirety of Lusk 3 in the Lusk 3 Trigger Notice, Tenant may, by making its irrevocable election to do so in the Lusk 3 Trigger Notice, eliminate up to half of the Premises located within Lusk 2 concurrent with Substantial Completion of the tenant improvements for the Phase 3 Premises, in which case the Expiration Date will be extended until the last day of the 138th calendar month (or, if Tenant exercised Extension Option #1 under Addendum No. 2, the 186th calendar month) following Substantial Completion of the tenant improvements for the Lusk 3 premises.
     2. Tenant’s First Right to Lease Lusk 3.
     If and when Landlord unilaterally elects to build Lusk 3 (i.e., not as the result of Tenant’s Lusk 3 Trigger Notice described above in this Addendum), before entering into its first lease or letter of intent to lease all or a portion of Lusk 3, Landlord shall first give written notice to Tenant of its intent to develop and lease Lusk 3, along with the terms on which Landlord would lease all of Lusk 3 to Tenant, including rent, tenant improvement allowance, and rental increases (the “Lusk 3 Offer”). If Tenant unconditionally accepts the Lusk 3 Offer in writing within 30 days after its receipt of the Lusk 3 Offer, this Lease will be amended to include all of Lusk 3 as part of the Premises and to incorporate the terms of the Lusk 3 Offer as to the Phase 3 Premises. Otherwise, this paragraph expires and becomes void in its entirety; provided, however, if Landlord’s initial lease of Lusk 3 is for less than all of Lusk 3 (with the balance of Lusk 3 referred to as the Lusk 3 Remainder Space”), then before entering into its first lease or letter of intent to lease all or a portion of the Lusk 3 Remainder Space, Landlord shall first give written notice to Tenant of its intent to lease the Lusk 3 Remainder Space, along with the terms on which Landlord would lease all of the Lusk 3 Remainder Space to Tenant, including rent, tenant improvement allowance, and rental increases (the “Lusk 3 Remainder Offer”). If Tenant unconditionally accepts the Lusk 3 Remainder Offer in writing within 15 days after its receipt of the Lusk 3 Remainder Offer, this Lease will be amended to include all of the Lusk 3 Remainder Space as part of the Premises and to incorporate the terms of the Lusk 3 Remainder Offer as to the Phase 3 Premises. If Tenant does not do so, this paragraph expires and becomes void in its entirety (but Tenant’s expansion rights under Addendum No. 1 are not affected by such expiration).
     3. Generally

     If Tenant issues the Lusk 3 Trigger Notice or accepts the Lusk 3 Offer in accordance with this Addendum, Landlord shall use commercially reasonable efforts to promptly develop Lusk 3 (but Landlord will have no obligation to do so if such development is or becomes infeasible for any reason outside Landlord’s control, such as governmental restrictions and unknown or unexpected site conditions).
     Tenant shall be deemed to have accepted the Phase 3 Premises and related tenant improvements in the condition delivered to it “as is,” and Landlord will have no liability to correct any defects; provided, however, Landlord shall use commercially reasonable efforts to cause the general contractor to remedy all defects in the construction of the Lusk 3 Building and the Phase 3 Premises tenant improvements as to which Tenant notifies Landlord in writing. Nevertheless, because Landlord is not the contractor or architect, the parties agree that Landlord will have no liability or responsibility for any defects in the design or construction, or delays in completion, of Lusk 3 (but Landlord will cooperate in seeking redress from the actual contractor(s) and material providers in the case of any such defects).
     Concurrent with Tenant’s exercise of its right to lease additional space under this Addendum, Tenant shall increase the Letter of Credit to an amount equal to six months (or three months, if applicable under the Article in this Lease entitled “Letter of Credit Obligations”) gross rents under the Lease that will be payable when rent begins on account of the expanded space.
     Tenant may specifically enforce its rights under this Addendum.
     Tenant’s rights under these Phase 3 Provisions automatically terminate and become void if twice in any 12-month period Tenant defaults under any monetary provision or other material provision of this Lease or if Tenant fails to maintain a tangible net worth of $75 million, or if Tenant assigns or subleases more than 25% of the Premises (except to a Permitted Transferee).

Addendum No. 3-A to Lease – Potential Required Elements of Lusk 3
1. Reception Area. A significant space on the ground floor of Lusk 3 as a reception area consistent with multi-tenant Class A office projects in the Sorrento Mesa/Del Mar Heights/Torrey Hills submarkets of San Diego. (Tenant will not be entitled to keep a receptionist or reception desk in the reception area unless Tenant leases the entirety of Lusk 3.)
2. Auditorium/Meeting Space. A large auditorium/meeting room (approximately 5,000 – 7,000 square feet) within the Lusk 3 Premises to provide seating for several hundred people.
3. Meeting/Training Rooms. Multiple meeting/training rooms within the Lusk 3 Premises.
4. Research Space. Research and laboratory space within the Lusk 3 Premises designed and constructed in a manner to eliminate noise, odors, fumes, vibrations, and other externalities from beyond the confines of such space.
5. Operating Room. A training facility within the Lusk 3 Premises in an operating room-style with adjacent training rooms designed and constructed in a manner to eliminate noise, odors, fumes, vibrations, and other externalities from beyond the confines of the operating room space. The operating room/training facility must be designed to provide that all deliveries and services to it are unobtrusive and hidden from public view.
     With respect to items 2 through 5 above, each such space must be limited to single-level rooms readily convertible to general office space and, before expiration or earlier termination of the Lease, Tenant must, at its sole cost, restore each such area to generic office space similar to and consistent with the balance of the Lusk 3 Premises offices and in accordance with plans approved in writing by Landlord (which approval may not unreasonably be withheld or delayed).

Addendum No. 4 to Lease – Tenant’s Right of First Offer to Purchase the Project
     So long as Tenant is not in default and has never committed a default under this Lease, and the original Tenant named in this Lease remains the Tenant under this Lease and continues to occupy and operate out of at least 50% of the Project at the time, Landlord shall offer Tenant the right to purchase the Project (or any substantial portion of the real estate within the Project) in accordance with this Addendum before committing to sell the Project or portion of the Project. Notwithstanding the foregoing, unless the sale is made after Landlord’s issuance of a Sale Notice in accordance with the following paragraph, this Addendum does not apply to the sale or offer of a sale of all or any portion of the Project to an affiliate of Landlord or any of its owners, investors, lenders, or partners (a “Landlord-Related Party”) or to a portfolio sale of properties including more than the Project by Landlord or a Landlord-Related Party. If the sale of the Project is made to a Landlord-Related Party without the Sale Notice, then the Landlord-Related Party purchasing the Project will be subject to the continued rights of Tenant under this Addendum. If the sale is made as part of a portfolio sale, this Addendum becomes void.
     If and when Landlord intends to sell all or a substantial portion of the real estate comprising the Project (the “For Sale Property”) during the Term, Landlord shall first give written notice to Tenant of its intent to do so along with the price (and any other fundamental provisions, such as seller-financing or assumption of existing financing and the intended status of title) that Landlord intends to offer with respect to such sale (the “Sale Notice”). If Tenant gives written notice to Landlord within ten business days after receiving the Sale Notice irrevocably electing to purchase the For Sale Property (Tenant’s “Purchase Notice”), then Tenant shall purchase from Landlord and Landlord shall sell to Tenant the For Sale Property on the terms stated in the Sale Notice within 60 days after the date of the Sale Notice.
LIQUIDATED DAMAGES. LANDLORD AND TENANT HAVE DISCUSSED AND NEGOTIATED IN GOOD FAITH THE QUESTION OF THE DAMAGES THAT WOULD BE SUFFERED BY LANDLORD IF TENANT ISSUES A PURCHASE NOTICE BUT FAILS TO PURCHASE THE FOR SALE PROPERTY IN ACCORDANCE WITH THIS ADDENDUM AND HAVE ENDEAVORED TO REASONABLY ESTIMATE SUCH DAMAGES AND THEY AGREE THAT (I) SUCH DAMAGES ARE AND WILL BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX, (II) LIQUIDATED DAMAGES IN THE AMOUNT OF 3.0% OF THE PURCHASE PRICE STATED IN THE SALE NOTICE (THE “LD AMOUNT”) WILL BE REASONABLE, (III) IN THE EVENT OF SUCH BREACH, LANDLORD IS ENTITLED TO THE LD AMOUNT AS SUCH LIQUIDATED DAMAGES, AND (IV) IN CONSIDERATION OF THE PAYMENT OF SUCH LIQUIDATED DAMAGES, LANDLORD SHALL BE DEEMED TO HAVE WAIVED ALL OTHER CLAIMS FOR DAMAGES OR RELIEF AT LAW OR IN EQUITY ON ACCOUNT OF THE FAILURE OF TENANT TO PURCHASE THE FOR SALE PROPERTY, BUT NOT INCLUDING ANY: (A) ACTIONS TO EXPUNGE A LIS PENDENS OR OTHER CLOUDS ON TITLE CAUSED BY TENANT; (B) CLAIMS ON ACCOUNT OF TENANT’S OTHER OBLIGATIONS UNDER THIS LEASE; AND (C) ATTORNEYS’ FEES AND COSTS INCURRED BY SELLER INCIDENT TO CLAUSES (A) AND (B) OR TO COLLECT THE LIQUIDATED DAMAGES DESCRIBED ABOVE.
LANDLORD’S INITIALS TENANT’S INITIALS
/s/ SMT                    /s/ AL
If Tenant does not timely give its Purchase Notice, Landlord may enter into a sale transaction of all or any portion of the For Sale Property at any time with any buyer, free of any rights of Tenant under this Addendum; provided however, (a) before Landlord sells the For Sale Property at a price that is more than

7.5% below the price included in the Sale Notice, Landlord must first issue another Sale Notice and provide Tenant another opportunity to issue a Purchase Notice in accordance with the preceding procedures; and (b) if Landlord withdraws the Project from the market (except during negotiations or contract periods relating to the sale or potential sale), Landlord must again issue a Sale Notice before again actively marketing the Project.
     If and when Landlord sells the For Sale Property (except to a Landlord-Related Party when no Sale Notice is issued), this Addendum expires and becomes void.
     Tenant may specifically enforce its rights under this Addendum.
     This right of first offer is not transferable or assignable whatsoever (except to a Permitted Transferee in conjunction with an assignment of all of Tenant’s rights under this Lease to the Permitted Transferee) and automatically terminates and becomes void if (a) Tenant otherwise attempts to assign such rights, directly, indirectly, or as collateral, or (b) twice in any 12-month period Tenant defaults under any monetary provision or other material provision of this Lease or if Tenant assigns or subleases more than 25% of the Premises (except to a Permitted Transferee).

Exhibit “A-1”
Space Plan for Lusk 2.3 (part of Phase 1 Premises)

Exhibit “A-2”
Space Plan for Lusk 2.2 (part of Phase 1 Premises)

Exhibit “A-3”
Space Plan for Lusk 2 Basement Premises (part of Phase 1 Premises)

Exhibit “A-4”
Depiction of Lusk 2 Lobby (part of Phase 1 Premises)

Exhibit “A-5”
Floor Plan for Lusk 1 (part of Phase 2 Premises)
– Floor 3

Exhibit “A-5” - continued
Floor Plan for Lusk 1 (part of Phase 2 Premises)
– Floor 2

Exhibit “A-5” - continued
Floor Plan for Lusk 1(part of Phase 2 Premises)
– Floor 1

Exhibit “A-6”
Floor Plan for Portion of Lusk 1-B (part of Phase 2 Premises)
- Floor 2

Exhibit “A-6”
Floor Plan for Portion of Lusk 1-B (part of Phase 2 Premises)
- Floor 1

Exhibit “A-7”
Spreadsheet Identifying Rentable Square Feet of Components of Project
Sorrento Summit
7473-7475 Lusk Blvd.
San Diego, CA

	Lusk 1 - Nuvasive		Lusk 2 - Nuvasive	Lusk 2 Common	Project Common
	Phase 2	Lusk 2 - Helicon	Phase 1	Area	Area	Total Rentable
Lusk 1
1st Floor	28,146					28,146
1st Floor -Mid Level	1,009					1,009
2nd Floor	24,652					24,652
3rd Floor	9,320					9,320

Total Lusk 1	63,127					63,127

Lusk 1-B
1st Floor
Warehouse	3,591					3,591
Cafeteria, Miscellaneous					7,351	7,351
2nd Floor
Fitness room/locker room					4,965	4,965
Conference/Bridge/Stair	1,611				0	1,611

Total Lusk 1-B	5,202				12,316	17,518

Lusk 2
Basement
Mechanical/Electrical/Trash				6,623		6,623
Facilities Offices					0	0
Tenant Area, North		2,955	0			2,955
Tenant Area, South		0	6,979			6,979

Total Basement		2,955	6,979	6,623	0	16,557

1st Floor
Common areas		0	0	987		987
Remainder		43,125	1,282	0		44,407

Total 1st Floor		43,125	1,282	987		45,394

2nd Floor
Common areas		0	0	718		718
Remainder		23,982	17,150	0		41,132

Total 2nd Floor		23,982	17,150	718		41,850

3rd Floor
Remainder		0	37,883	0		37,883

		0	37,883	0	0	37,883

Total Project	68,329	70,062	63,294	8,328	12,316	222,329
RENTABLE AREA CALCULATION

			Lusk 2 R/U	Project R/U
	Pro Rata Share	Usable	factor	factor	Rentable
Lusk 1 - Nuvasive Phase 2	32.61%	68,329	n/a	6.11%	72,502
Lusk 2 - Helicon	35.41%	70,062	6.24%	6.11%	78,716
Lusk 2 - Nuvasive Phase 1	31.98%	63,294	6.24%	6.11%	71,112

					222,329

Exhibit “B” – TI Work
     The Tenant Improvements for all of the Phase 1 Premises other than the Lusk 2 Lobby are the improvements contemplated by the Space Plans attached to this Lease as Exhibits A-1 through A-3 (and the Space Plans for the Phase 2 Premises, the Lusk 2 Lobby, and, if added pursuant to the Phase 3 Provisions, the Lusk 3 Tenant Improvements, are to be established as described in Section 3(a) of this Exhibit). The Tenant Improvements are intended to include (a) the Lusk 2 Lobby TI Work; (b) improvements reasonably necessary for Tenant and future tenants to conduct their businesses on the Premises, designed and constructed in a manner that, in Landlord’s reasonable opinion, are readily re-usable by the general population of office tenants, including internal security systems and an emergency back-up generator, battery system and other electrical power reliability improvements (“Generic Improvements”); (c) improvements necessary or appropriate to Tenant’s business that are not Generic Improvements and are reasonably acceptable to Landlord under the standards of Article 12 of the Lease (“Industry Improvements”); (d) with respect to the Phase 1 Tenant Improvements, and to be included in the Phase 1 TI Costs, all work necessary and appropriate in and around the Lusk 2 Basement Premises to comply with the sound mitigation measures recommended by the report issued as of September 4, 2007, by Rothermel Associates Architectural Acoustics Collaborative, which recommendations are intended to minimize noise transmission to the first floor of Lusk 2 above the Lusk 2 Basement Premises (which first-floor space is to be used as a vivarium by another tenant of the Project), and (e) the flooring of Lusk 2.2 must include carpeting of a weight of at least 28 ounces per yard. Notwithstanding the foregoing, Tenant Improvements that are contemplated by Landlord-approved Space Plans are deemed Generic Improvements unless Landlord notifies Tenant at the time of approval that they are Industry Improvements (the consequence of which is addressed in Article 13 of the Lease). The areas marked with hatching in the space plan attached as Exhibits A-1 through A-3 constitute Industry Improvements.
     1. TI Architect. Tenant shall retain HOK Interiors, or another architect reasonably acceptable to Landlord (the “TI Architect”) to design the Tenant Improvements consistent with the applicable Space Plan, which shall be compatible with the design, construction and equipment of the existing building shells, comply with all applicable Laws, be capable of logical measurement and construction, contain all such information as may be required for the construction of the Tenant Improvements and the preparation of the Engineering Drawings (as defined below), and contain all partition locations, plumbing locations, HVAC requirements and duct work, and ceiling plans. Tenant shall retain the engineering consultants designated by Landlord and reasonably approved by Tenant (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety, and sprinkler work of the Tenant Improvements (“Engineering Drawings”) as part of the Working Drawings. Tenant shall, prior to delivering the Preliminary Plans to Landlord for Landlord’s approval, deliver to Landlord certificates evidencing that TI Architect and all Engineers have in force, with insurance companies reasonably acceptable to Landlord, (i) Professional Liability Insurance with limits of not less than $1 million per claim and annual aggregate, with a retention of not more than $25,000 per claim, (ii) Workers Compensation Insurance as required by state and federal statutes, (iii) Commercial General Liability Insurance in the amount of not less than $1 million per occurrence, $1 million annual general aggregate and $1 million completed operations aggregate, and (iv) Commercial Automobile Liability Insurance for all owned and non-owned automobiles utilized in connection with the services performed by the TI Architect and Engineers under this Exhibit in the amount of not less than $1 million per occurrence combined single limit for bodily injury and property damage combined. All such insurance must be maintained for the entire period during which services are performed under TI Architect’s and Engineers’ contracts, with the exception of the Professional Liability Insurance policy, which must be maintained in force for at least five years following completion of the Tenant Improvements. Landlord must be named as an additional-insured on all required Commercial General Liability policies, and the required certificates of insurance shall include an additional insured endorsement ISO form number CG 20 10 11 85, or equivalent, evidencing such additional insured status. All insurance of the TI Architect and Engineers must be primary as respects any insurance of Landlord, which insurance shall be non-contributing.
     2. Landlord’s Approval. Although the plans for the TI Work will be based on Tenant’s input, Landlord retains the ultimate rights of approval. If Landlord disapproves of any plans or drawings or specifications submitted by Tenant under this Exhibit, Landlord’s written notice to Tenant disapproval must include (i) a description of the disapproved elements, (ii) the reasons for Landlord’s disapproval, and (iii) at Landlord’s option, suggested modifications. Landlord may withhold approval, in Landlord’s sole and absolute discretion, to any plans, drawings, or specifications that are incompatible with applicable laws or the applicable Building’s shell or core construction or its mechanical, electrical, plumbing or life-safety system, or will require any modification to the Building’s shell or core. Otherwise, Landlord may not unreasonably withhold its approval to Tenant’s requested plans that are consistent with the prior approved plans. Failure of Tenant or the TI Architect to timely and in good faith attempt to make all revisions and address all concerns raised by Landlord constitutes Tenant Delay. If Landlord fails to disapprove of Tenant’s plan submittal under this Exhibit within eight business days after Landlord’s receipt of Tenant’s request, and Tenant thereafter gives Landlord a written notice that Landlord’s failure to disapprove of such plans within two business days from such second notice will constitute Landlord’s deemed approval, then Landlord’s failure to disapprove within such two-business-day period will be deemed Landlord’s approval of the submittal.
     3. Plans and Specifications for the TI Work. Tenant shall diligently work to cause the TI Architect to complete plans and specifications for TI Work as soon as reasonably possible, and in any event must meet the deadlines described at the bottom of this Exhibit (the “Tenant Deadlines”). Promptly after mutual execution of this Lease, Landlord shall advance to the TI Architect on Tenant’s behalf from the applicable TI Allowance $3.00 per Rentable Square Foot of the Phase 1 Premises and the Phase 2 Premises on account of the design services (payable in draws as earned by the TI Architect as indicated in invoices or draw requests submitted to Landlord by Tenant). (The parties acknowledge that Landlord previously advanced Tenant $10,000 towards these costs, which amount is part of the TI Allowance and is to be credited to the foregoing advance to the TI Architect.)
          (a) Space Plans for Second Floor and Basement of Lusk 2 and Phases 2 and 3. With respect to any Space Plans for the Phase 2 Premises, the Lusk 2 Lobby, and, following any addition thereof pursuant to the Phase 3 Provisions, the Phase 3 Premises, Tenant shall cause the TI Architect to prepare Space Plan(s) for Tenant Improvements of the nature described in the introductory paragraph of this Exhibit and submit them to Landlord for Landlord’s review and approval on or before the Space Plan Deadline. If Landlord properly disapproves of the Space Plans in accordance with Section 2 of this Exhibit, Tenant shall cause the TI Architect to revise the Space Plans to address Landlord’s comments or incorporate Landlord’s suggested modifications (if any) and resubmit the Space Plans to Landlord for Landlord’s review and approval within five business days after Landlord’s disapproval. Such procedure shall be repeated until Landlord grants approval of the Space Plans.
          (b) Preliminary Plans. Tenant shall cause the TI Architect to prepare preliminary plans and specifications of the proposed Tenant Improvements, based on the applicable approved Space Plan(s) (the “Preliminary Plans”) and submit the Preliminary Plans to Landlord for Landlord’s review and approval on or before the Preliminary Plan Deadline. If Landlord properly disapproves of the Preliminary Plans in accordance with Section 2 of this Exhibit, Tenant shall cause the TI Architect to revise the Preliminary Plans to address Landlord’s comments or incorporate Landlord’s suggested modifications (if any) and resubmit the Preliminary Plans to Landlord for Landlord’s review and approval within five business days after Landlord’s disapproval. Such procedure shall be repeated until Landlord grants approval of the Preliminary Plans.

          (c) Working Drawings. After obtaining Landlord’s approval of the Preliminary Plans, and before the Working Drawing Deadline, Tenant shall cause the TI Architect and Tenant’s Engineers to prepare working drawings and specifications, including the Engineering Drawings and all architectural, mechanical, electrical, plumbing, sprinkler/life safety and other shop drawings for the Tenant Improvements in form and substance from which all permits can be issued (the “Working Drawings”). The Working Drawings must be based on the Preliminary Plans approved by Landlord and not include material deviations or additions. If Landlord properly disapproves of the Working Drawings in accordance with Section 2 of this Exhibit, Tenant shall arrange for Tenant’s Architect and engineers to revise the Working Drawings to address Landlord’s comments or incorporate Landlord’s proposed changes (if any) and resubmit the Working Drawings to Landlord for Landlord’s review and approval within five business days after Landlord’s disapproval. Such procedure shall be repeated until Landlord grants approval of the Working Drawings.
          (d) Permits and Final Plans. Immediately after Landlord’s approval of the Working Drawings, Tenant and the TI Architect shall submit them for all necessary building permits and shall diligently pursue such permits. Tenant shall make all changes to the Working Drawings that are required by law or any governmental agency and shall obtain all necessary permits for the TI Work before the Permit Deadline. All changes to the Working Drawings, including those required by law or any governmental agency, require Landlord’s prior written approval.
          (e) Change Orders. In the event Tenant desires to change the Landlord-approved Working Drawings, Tenant shall deliver Notice (the “Drawing Change Notice”) of the same to Landlord, setting forth in detail the changes (the “Tenant Change Order”) Tenant desires to make to the Working Drawings. Landlord shall, within a reasonable period based on the nature of the requested changes, either (i) approve the Tenant Change Order, or (ii) disapprove the Tenant Change Order and deliver a Notice to Tenant specifying in reasonably sufficient detail the reasons for Landlord’s disapproval; provided, however, that Landlord may not unreasonably disapprove of the Tenant Change Order. Any delay to Substantial Completion resulting from Tenant’s Drawing Change Notice or Tenant Change Order constitutes Tenant Delay and any additional costs that arise in connection with the Drawing Change Notice or Tenant Change Order shall be paid by Tenant; provided, however, that to the extent the TI Allowance or Additional Allowance has not been depleted, such payment shall be made out of the TI Allowance or Additional Allowance, as Tenant may elect.
     4. Construction. Landlord and Tenant have agreed upon DPR Construction as the general contractor (the “Contractor”) to construct and install the TI Work for Phase 1 and Phase 2 (including, without limitation, the Lusk 2 Lobby TI Work) and to prepare the Premises for occupancy, and who shall provide Landlord and Tenant with the TI Cost Estimate in accordance with this Section 4 below; provided, however, if following receipt of the TI Cost Estimate, Landlord or Tenant reasonably believes that the Contractor’s TI Cost Estimate is substantially higher than is reasonable based on the scope, design, materials of and schedule for the TI Work, then Tenant or Landlord may solicit proposals for construction of the TI Work based on personnel, profit/overhead/general conditions, schedule, and availability from Reno Construction or Prevost Construction (each a “Potential Contractor”) and if a Potential Contractor provides Tenant or Landlord with a superior proposal for the TI Work, as reasonably determined by the party requesting such alternative TI Cost Estimate, then such alternative TI Cost Estimate shall be submitted to the other party for approval, which approval shall not be unreasonably withheld, conditioned or delayed; and if the alternative TI Cost Estimate is approved by the other party, then the “Contractor” shall mean the Potential Contractor submitting the superior proposal for the TI Work. Notwithstanding the foregoing, the failure by either party to provide written notice to the other party of its decision to seek an alternative TI Cost Estimate within five business days following receipt of the TI Cost Estimate from DPR Construction, and the failure by such party to submit an alternative TI Cost Estimate as a superior proposal by a Potential Contractor within ten days following delivery of such notice, shall be deemed to mean that the parties mutually consent to the TI Cost Estimate submitted by DPR Construction. Landlord shall cause the Contractor to submit the names of all prime subcontractors (e.g., electrical, mechanical, plumbing, fire sprinkler, etc.) as part of the TI Cost

Estimate, who shall also be subject to approval, deemed approval or an alternative proposal in accordance with the foregoing procedure. Landlord may require the Contractor to adhere to certain construction guidelines to ensure quality workmanship at competitive pricing. As part of Contractor’s obligations, Contractor shall cause the Premises to be cleaned upon Substantial Completion of the Tenant Improvements for the applicable phase of the Premises.
          The TI Costs include, without limitation, all costs and fees of the TI Architect, Contractor’s cost of work, overhead and profit, all planning, design, architectural, engineering, consulting, construction, permitting, segregation, utility segregation, connection and “tap-in” fees and costs, as well as all other fees and costs incurred by Landlord in having plans reviewed and the TI Work constructed, inspected, tested and operational (whether incurred before or after the date of this Lease), Tenant’s Pro Rata Share of all costs to design and install the security system described in the Article of the Lease entitled “Security measures,” plus a TI supervision fee payable to Landlord or its managing agent in the amount of 3.0% of the TI Costs (the “Construction Management Fee”) and the TI Costs may include, at Tenant’s request, a Tenant construction supervision fee payable to Tenant’s designated construction manager (the “Tenant’s Construction Manager”) in an amount not to exceed 3.0% of the TI Costs. The Construction Management Fee described above shall cover all of Landlord’s cost incurred in approving the Preliminary Plan, Working Drawings and constructing the TI Work, and Landlord shall not receive any fee described for profit, overhead or general conditions in connection with the construction of the Tenant Improvements.
          Landlord hereby designates Daniel Ryan or Rodney Hunt as its authorized representative and agent for the purpose of receiving construction notices and approving Tenant submittals under this Exhibit; and Tenant hereby designates Ron Sutcliff as its authorized representative and agent for the purpose of receiving notices and issuing and approving submittals and issuing requests for Change Orders; and Landlord shall be entitled to rely upon authorizations and directives from the representative of the other party as if given directly by such party. Either party may amend the designation of its construction representative(s) at any time upon delivery of written notice to the other party. Electronic mail constitutes valid notice for purposes of this Exhibit.
          Landlord will notify Tenant of the anticipated TI Costs as soon as reasonably possible, which notification must consist of (i) an estimate from the Contractor, and (ii) as nearly as possible, all other TI Costs to be incurred by Landlord in connection with the TI Work (the “TI Cost Estimate”). If the TI Cost Estimate indicates that the TI Costs are estimated to exceed the TI Allowance, then within three business days after Tenant’s receipt of such notice, Tenant may, by written notice to Landlord (the “Value Engineering Request”), elect to perform value engineering to reduce the TI Costs, pursuant to discussions with the TI Architect and Contractor during a 10-business day period following delivery of such notice to Landlord (and Landlord shall cause the TI Architect and General Contractor to reasonably cooperate with Tenant in such value engineering efforts). All such time relating to the value engineering constitutes Tenant Delay to the extent resulting in delay to the critical path of the TI Work. Within ten business days after Tenant’s receipt of the TI Cost Estimate (or a revised TI Cost Estimate resulting from value engineering efforts): (a) Tenant may, by written notice to Landlord, increase the TI Allowance by an amount equal to the lesser of (i) $35.00 per Rentable Square Foot of the applicable Premises, and (ii) the positive difference, if any, between the TI Costs minus the existing TI Allowance for the Premises (the “Additional Allowance”); and (b) Tenant shall deposit with Landlord funds in an amount equal to the positive difference, if any, between the TI Costs minus the sum of the TI Allowance and any Additional Allowance (“Tenant’s Improvement Deposit”), payment of which amount is the sole responsibility of Tenant; provided that if Tenant or Landlord timely submits the written notice of its intention to submit an alternative TI Cost Estimate to a Potential Contractor, and timely submits the alternative TI Cost Estimate as provided above, then Tenant’s right to increase the TI Allowance shall be extended to ten business days after mutual approval of the alternative TI Cost Estimate by Landlord and Tenant.

          If Landlord reasonably determines at any time that the actual TI Costs exceed or will exceed the amount previously anticipated, Tenant shall immediately pay Landlord the difference promptly after such determination. Tenant is not entitled to receive any portion of the TI Allowance, as a credit or otherwise, for any purpose other than for use towards the TI Work completed in accordance under this Exhibit; provided, however, Tenant may use up to that portion of the TI Allowance equal to $3.00 per Rentable Square Foot of the applicable Premises, for the costs of installing its data wiring, security systems, and signage at the Premises, and up to up to that portion of the TI Allowance equal to $3.00 per Rentable Square Foot of the applicable Premises, for its out-of-pocket space planning costs, which shall be reimbursed to Tenant within ten business days following Tenant’s delivery of a copy of the invoice(s) for such services.
          Tenant shall appropriately respond within five days after Landlord’s written request for information relating to the TI Work and Tenant shall cause its authorized representative to attend each weekly construction meeting relating to the TI Work (and information requested from Tenant in any such meeting and included in the minutes for the meeting constitutes written request for information contemplated by this sentence).
          Because Landlord is not the Contractor or architect, the parties agree that Landlord will have no liability or responsibility for any defects in the design or construction, or delays in completion, of the TI Work (but Landlord will cooperate in seeking redress from the actual contractor(s) and material providers in the case of any such defects). Landlord will also endeavor to cause Tenant to be named as a third party beneficiary of all warranties for the construction of the Tenant Improvements. At Landlord’s cost (not be included in the TI Costs), Landlord shall cause each separate Premises to be separately metered or sub-metered for utilities (to the extent reasonably practicable). This paragraph does not modify Landlord’s Warranty Obligations.
     5. Substantial Completion and Tenant Delay. For purposes of this Lease, “Substantially Completed” means the date on which the earliest of the following has occurred, but only if and when all governmental requirements relating to the close-out the prior use of the applicable Premises has been obtained, if any (such as termination of any radioactive material license previously issued for the Premises or any legally required hazardous materials closure permit has been obtained): (i) the City of San Diego Building Inspector gives its final sign-off on any building inspection record card for the TI Work, (ii) a temporary certificate of occupancy is issued for the Tenant Improvements such that the Premises may legally be occupied, or (iii) the Tenant Improvements are in a condition that Tenant may begin operations from the applicable portion of the Premises, subject only to minor punch-list items (as evidenced by a certificate of substantial completion by the TI Architect). Within three days after Substantial Completion of the TI Work, Landlord and Tenant shall: (a) participate in a joint walk through of the Premises for the purpose of preparing a punch-list of items of required repair or other deficiencies in construction (and Landlord shall use commercially reasonable efforts to cause the punch-list items to be corrected as soon as possible); and (b) acknowledge, in a mutually executed instrument, the applicable Commencement Date, Tenant’s acceptance of the Premises including the Tenant Improvements, and the Expiration Date. “Tenant Delay” means delays to the Substantial Completion of any portion of the TI Work caused by Tenant or its agents, such as delays for long lead-time items requested by Tenant, delays resulting from Tenant or its agents interference with the construction process, delays resulting from requests by Tenant to make changes to the TI Work after submittal of the relevant plans or specifications to Landlord for approval, delays resulting from Tenant’s failure to meet any of the Tenant Deadlines, and delays resulting from Tenant’s failure to appropriately respond within two business days after Landlord’s written request for information relating to the TI Work. Tenant shall cause its authorized representative to attend each construction meeting relating to the TI Work (and information requested from

Tenant in any such meeting and included in the minutes for the meeting constitutes written request for information contemplated by the preceding sentence so long as Tenant or its representative is given reasonable advance notice of the meeting).
     6. Tenant Deadlines:
     “Space Plan Deadline” means: for the Lusk 2 Lobby, and Phase 2 Premises, October 31, 2007; and for the Phase 3 Premises, 45 days after the later of the date Landlord provides Tenant preliminary plans for Lusk 3 and the date Tenant gives its written election under Addendum No. 3 to lease the Phase 3 Premises.
     “Preliminary Plan Deadline” means: October 31, 2007, for the Phase 1 Premises; November 30, 2007 for the Phase 2 Premises; and for the Phase 3 Premises, 30 days after Landlord’s approval of the applicable Space Plan.
     “Working Drawing Deadline” means 15 business days after Landlord’s approval of the applicable Preliminary Plans
     “Permit Deadline” means 45 days after Landlord’s approval of the applicable Working Drawings.

Exhibit “C” – Memorandum of Lease

RECORDING REQUESTED BY:

WHEN RECORDED RETURN TO

MEMORANDUM OF LEASE
     THIS MEMORANDUM OF LEASE is made as of October ___, 2007, between HCPI/Sorrento, LLC, a Delaware limited liability company (“Landlord”), and NuVasive, Inc., a Delaware corporation (“Tenant”), who agree as follows
     1. Landlord leases to Tenant, and Tenant leases from Landlord, certain premises within the real property (the “Property”) described as follows, pursuant to the Lease Agreement for Sorrento Summit between Landlord and Tenant dated as of the date of this Memorandum (the “Lease”):
PARCEL 1 OF PARCEL MAP NO. 12736, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, ACCORDING TO MAP THEREOF ON FILE IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, MAY 27, 1983, AS RECORDER’S FILE NO. 83-178570.
     2. The Lease provides for certain rights of Tenant to expand its leased premises under the Lease and to be given a priority opportunity to purchase the Property. The Lease may be amended by the parties from time to time.
     3. Other terms and conditions pertaining to the Lease are set forth in the Lease, all of which are incorporated into this Memorandum by this reference. To the extent of any inconsistencies between the language of this Memorandum and the language of the Lease, the language of the Lease prevails.

LANDLORD:	HCPI/Sorrento, LLC, a Delaware limited liability company

	By:	Health Care Property Investors, Inc., a Maryland corporation, its managing member

By:

Print name and title

TENANT:	NuVasive, Inc., a Delaware corporation

By:

Print name and title

By:

Print name and title

State of California	)
	)	ss.
County of San Diego	)
     On this                      day of                      2007, before me,                                                               , a Notary Public, personally appeared                                                             , personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature of Notary Public

My Commission Expires:

State of California	)
	)	ss.
County of San Diego	)
     On this                      day of _______ 2007, before me,                                                              , a Notary Public, personally appeared                                                             , personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacities, and that by his/her/their signature(s) on the instrument the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature of Notary Public

My Commission Expires:

Exhibit D
RULES
     1. General Covenants and Limitations on Use. Tenant may not do, bring, or keep anything in or about the Premises that will cause a cancellation of any insurance covering the Premises or the Project. If the rate of any insurance carried by Landlord is increased as a result of Tenant’s use, Tenant shall pay to Landlord, within 10 days after Landlord delivers to Tenant a notice of such increase, the amount of such increase. No noxious or offensive activity may be carried on, in, on, or around the Premises, nor may anything be done or kept in, on, or around the Premises which may be or become a public nuisance or which may cause embarrassment, disturbance, or annoyance to others in the Project, or on adjacent or nearby property. For example, no light may be emitted from the Premises which is unreasonably bright or causes unreasonable glare; no sounds may be emitted from the Premises which are unreasonably loud or annoying; and no odor may be emitted from the Premises which is or might be noxious or offensive to others in the Project, or on adjacent or near-by property; and no unsightliness is permitted in, on or around the Premises. Without limiting the generality of the foregoing, all unsightly equipment, objects, and conditions shall be kept enclosed within the Premises and screened from view; no refuse, scraps, debris, garbage, trash, bulk materials, or waste shall be kept, stored, or allowed to accumulate except as may be properly enclosed within the Premises; and all pipes, wires, poles, antennas, and other facilities for utilities or the transmission or reception of audio or visual signals shall be kept and maintained enclosed within the Premises. Tenant may not keep or permit to be kept any bicycle, motorcycle, or other vehicle, nor any animal (excluding certified service dogs), bird, reptile, or other exotic creature in, on or around the Premises. Neither Tenant nor Tenant’s Invitees may do anything that will cause damage or waste to the Project. No machinery, apparatus, or other appliance may be used or operated in or on the Premises that will in any manner injure, vibrate, or shake all or any part of the Project. Tenant shall ensure that none of its employees, agents or Tenant’s Invitees prop open any external doors or windows or circumvent any security for the Project. Tenant acknowledges that the Common Area will not be accessible to the public except during Business Service Hours for the multi-tenant Buildings. In no event may Tenant use any portion of the Common Area for loading, unloading, or parking, except in those areas specifically designated by Landlord for such purposes, nor for any sidewalk sale, advertising, or similar commercial purpose.
     2. Signs and Advertising. No Tenant may place, construct, or maintain any sign, advertisement, awning, banner, or other exterior decoration in its Premises that is visible from the exterior of the Premises (including inside the windows of the Premises), or on the Project without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion (subject to Tenant’s specific signage rights under the Lease). Tenant, at its cost, is entitled to have its name included on a multi-tenant directory within the Project. Tenant shall, at Tenant’s sole cost, make any changes to any of Tenant’s signage on the Project as required by any new or revised applicable Laws. Tenant shall pay all costs to install, maintain, repair, and replace its signs and to remove them before expiration of the Term (at which time it must restore the Project to its pre-sign condition, subject to normal wear and tear).
     3. Landlord’s Reserved Rights. Landlord, as owner of the Project, reserves the right from time to time, to use portions of the Common Area for, among other things, entertainment, advertising, displays, the leasing of kiosks, or such other uses, commercial or otherwise, so long as such uses do not materially adversely affect Tenant’s use of the Premises or the Project and is consistent with a first-class office project.
     4. Parking.
a.	Tenant may not store or permit its Invitees to store any automobiles in the parking area without the prior written consent of the operator. Except for emergency repairs, Tenant and its Invitees may not perform any work on any automobiles while located in the parking area, or on the Project. No vehicle may be parked over night.

b.	Cars must be parked entirely within the stall lines painted on the floor, and only small cars may be parked in areas reserved for small cars.

c.	All directional signs and arrows must be observed.

d.	The speed limit shall be 5 miles per hour.

e.	Parking spaces reserved for handicapped persons must be used only by vehicles properly designated.

f.	Parking is prohibited in all areas not expressly designated for parking, including without limitation:
(i)	Areas not striped for parking

(ii)	Aisles

(iii)	Where “no parking” signs are posted

(iv)	Ramps

(v)	Loading zones
g.	No personal property of any type may be stored or located in the parking area and the parking spaces may only be occupied by appropriately-sized vehicles.

h.	Every parker is required to park and lock his/her own car.

i.	Washing, waxing, cleaning or servicing of any vehicle by the customer and/or his agents is prohibited. Parking spaces may be used only for parking automobiles.

j.	Tenant agrees to acquaint all persons to whom Tenant assigns a parking space with these Rules.
LANDLORD IS NOT RESPONSIBLE FOR ANY LOSS OR DAMAGE TO TENANT OR TENANT’S PROPERTY (INCLUDING, WITHOUT LIMITATIONS, ANY LOSS OR DAMAGE TO TENANT’S AUTOMOBILE OR THE CONTENTS THEREOF DUE TO THEFT, VANDALISM OR ACCIDENT) ARISING FROM OR RELATED TO TENANT’S USE OF THE PARKING FACILITY, WHETHER OR NOT SUCH LOSS OR DAMAGE RESULTS FROM LANDLORD’S ACTIVE NEGLIGENCE OR NEGLIGENT OMISSION. THE LIMITATION ON LANDLORD’S LIABILITY UNDER THE PRECEDING SENTENCE DOES NOT APPLY, HOWEVER, TO LOSS OR DAMAGE ARISING DIRECTLY FROM LANDLORD’S WILLFUL MISCONDUCT. Without limiting the foregoing, Tenant hereby voluntarily releases, discharges, waives and relinquishes any and all actions or causes of action for personal injury or property damage occurring to Tenant arising as a result of parking in the Parking Facility, or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees for any said causes of action. It is the intention of Tenant by this instrument, to exempt and relieve Landlord from liability for personal injury or property damage caused by negligence.

Exhibit “E” — Sample SNDA

After recordation, return to:

Loan No.
[Above space reserved for recording information.]
SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT
     THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT (“Agreement”) is made and entered into as of the                      day of                                         , 20                     , by and among NuVasive, Inc., a Delaware corporation (“Tenant”),                                         , a                      (“Borrower”), and                                          (“Lender”).
RECITALS
A.	Tenant is the lessee and Borrower is the lessor under the Lease Agreement for Sorrento Summit dated October ___, 2007, as amended by (collectively, the “Lease”).

B.	Borrower has requested that Lender make a loan to Borrower to be secured by a Mortgage or Deed of Trust from Borrower to Lender (“Security Instrument”), and an Assignment of Rents and Leases from Borrower to Lender (“Assignment”), covering the property wherein the premises (“Premises”) covered by the Lease are located, which property is described more fully in Exhibit A attached hereto (“Property”).

C.	Lender is willing to make the requested loan, provided that, as one of the conditions precedent thereto, Borrower and Tenant execute this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce Lender to make the requested loan, Tenant, Borrower, and Lender hereby agree and covenant as follows:
1.	Assignment. Borrower shall absolutely grant, transfer, and assign to Lender the Lease and all rents and other sums payable under the Lease; provided, however, that until written demand is made by Lender to Tenant, all rents and other sums payable under the Lease shall be paid to Borrower, but only as they accrue. Borrower covenants and agrees that upon Tenant’s receipt of written notice from Lender to pay the rent to Lender and its successors and assigns, Tenant shall pay the rent and all other sums due under the Lease as such rent and other sums become due to the Lender and shall have no liability to Borrower for such rent and other sums due under the Lease which are paid to Lender and its successors and assigns. Tenant hereby recognizes the

Assignment made by Borrower to Lender and agrees to pay, upon receipt of written demand from Lender, all rents and other sums as directed by Lender.

2.	Subordination. Borrower, Tenant and Lender hereby agree that the Lease and all of its terms and provisions (including, without limitation, any option or options to purchase or rights of first refusal affecting the Property, or any portion thereof, contained therein) is and shall at all times be subject and subordinate in all respects to the Security Instrument and to all supplements, amendments and modifications thereto, and to all extensions, substitutions, rearrangements and/or replacements thereof.

3.	Nondisturbance and Attornment. If Tenant is not in default beyond applicable cure period(s) under any of the terms, covenants or conditions contained in the Lease or this Agreement, Lender agrees that in the event of foreclosure of the Security Instrument, trustee’s sale, deed in lieu of foreclosure, or other enforcement of the terms and conditions of the Security Instrument, or the exercise by Lender of its rights under the Assignment, or in the event Lender comes into possession or acquires title to the Property as a result of foreclosure or the threat thereof, or as a result of other means, such action shall not result in either a termination of the Lease, or a diminution or impairment of any of the rights granted to Tenant in the Lease, except as hereinafter provided.
     If the interest of Borrower in the Property shall be transferred to Lender or any transferee of Lender by reason of foreclosure, trustee’s sale, deed in lieu of foreclosure or other proceeding for the enforcement of the Security Instrument or rights of Lender under the Assignment (such transferee, its successors and assigns, including, but not limited to, Lender, shall hereinafter be referred to as “Purchaser”), and Tenant is not in default beyond applicable cure period(s) of its obligations under the Lease, Purchaser shall not name or join Tenant in any foreclosure, trustee’s sale or other proceeding to enforce the Security Instrument or Assignment, unless required by applicable law to do so, and Purchaser shall be bound to Tenant, except as provided in Section 4 below, and Tenant shall be bound to Purchaser, under all of the terms, covenants and conditions of the Lease for the balance of the term thereof, and any extensions thereof with the same force and effect as if Purchaser were the original landlord under the Lease. Tenant does hereby attorn to Purchaser, including Lender if Lender is such Purchaser, as the landlord under the Lease, said attornment to be effective and self-operative without the execution of any further instruments upon Purchaser’s succeeding to the interest of the Borrower under the Lease.
4.	Limitation on Purchaser Obligations. Notwithstanding anything to the contrary contained in Section 3 hereof, Purchaser shall not be:
     4.1 liable for any damages or other relief attributable to any act or omission of any prior lessor under the Lease (including, without limitation, Borrower);
     4.2 subject to any offsets or defenses that Tenant may have against a prior lessor under the lease (including, without limitation, Borrower);
     4.3 liable for any damages or other relief attributable to any latent or patent defects in construction with respect to the Property;
     4.4 liable for the return of any security deposit under the Lease unless such security deposit shall have been actually deposited with Purchaser;
     4.5 bound by any rent or additional rent that Tenant might have paid in advance to any prior lessor under the Lease (including, without limitation, Borrower), for any period beyond the month in which Purchaser succeeds to the interest of Borrower under the Lease;

     4.6 bound by any waiver or forbearance by any prior lessor under the Lease (including, without limitation, Borrower) or bound by any agreement or modification of the Lease made without the prior written consent of Lender; or
     4.7 bound by any covenant made by any prior lessor under the Lease (including, without limitation, Borrower) to complete any construction on the Property covered by the lease or to pay any sums to Tenant in connection therewith, unless Purchaser shall have expressly consented thereto in writing [except for completion of the Phase 1 TI Work, Phase 2 TI Work, and, if the Purchaser comes to title after the commencement of construction of Phase 3, fulfillment of Landlord’s construction obligations under the Phase 3 Provisions] ; or
     4.8 liable for the performance of any obligations that the Borrower may have had as lessor under the Lease whether such obligations arise prior to or subsequent to such fee title ownership being obtained by Purchaser and it is further agreed that Purchaser shall be liable for only such obligations under the Lease that are incurred after Purchaser acquires fee title ownership of the Property.
5.	Further Actions. Tenant covenants and agrees from time to time to do all acts and execute such instruments as it shall be requested by Lender to do or execute for the purposes of carrying out and effectuating this Agreement and the intent hereof, and evidencing this Agreement, whether by filing with any public office, or agency or otherwise.

6.	Covenants of Tenant. Tenant agrees that during the term of the Lease:
     6.1 Tenant will not pay any rent or additional rent more than one (l) month in advance to any lessor (including, but not limited to, Borrower); or
     6.2 Tenant will not cancel, surrender, amend or modify the Lease without Lender’s prior written consent nor terminate the Lease because of a default thereunder by Borrower unless Tenant shall have first given Lender written notice thereof and a reasonable opportunity to cure such default, but in no event shall such opportunity to cure exceed thirty (30) days; unless the nature of the default is such that it cannot reasonably be cured within such thirty (30) day period then Lender shall have such additional time as is reasonably required to cure such default provided Lender commences to cure such default within such thirty (30) day period and proceeds to prosecute such cure to its completion; provided that Tenant’s exercise of any option or other right granted in the Lease shall not be prohibited by the foregoing covenant; or
     6.3 in the event the Lease is rejected or deemed rejected in any bankruptcy proceeding with respect to landlord, Tenant shall not exercise any right it may have to treat the Lease as terminated under 11 U.S.C. § 365(h), as amended.
7.	Merger. Borrower, Tenant and Lender agree that unless Lender shall otherwise consent in writing, the fee title to the Property and the leasehold estate created by the Lease shall not merge but shall remain separate and distinct, notwithstanding the union of said estates either in Borrower or Tenant or any third-party by purchase, assignment or otherwise.

8.	Limitation on Liability. Notwithstanding anything to the contrary contained herein or in the Lease, in the event that Lender shall acquire title to the Property, Lender shall have no obligation, nor incur any liability, beyond the then interest if any, of Lender in the Property, and Tenant shall look exclusively to such interest of Lender if any, in the Property for the payment and discharge of any obligations imposed upon Lender hereunder or under the Lease, and Lender is hereby released and relieved of any other liability hereunder and under the Lease. As regards Lender, Tenant shall look solely to the estate or interest owned by Lender in the Property and Tenant will not collect or attempt to collect any such obligation or liabilities or any judgment therefor, out of any other assets of Lender. By executing this Agreement, Borrower specifically acknowledges and agrees that nothing contained in this paragraph shall impair, limit, offset, lessen, abrogate or otherwise modify the obligations of Borrower to Tenant under the Lease.

9.	Modification of Agreement. This Agreement may not be modified orally or in any other manner except by an agreement in writing signed by the parties hereto or their respective successors in interest.

10.	Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns.

11.	Governing Law. This Agreement shall be governed by and construed under the laws of the State in which the Property is located.

12.	Integration. This Agreement shall be the whole and only agreement with regard to the subjection and subordination of the Lease and the leasehold estate created thereby, together with all rights and privileges of Tenant thereunder, to the lien or charge of the Security Instrument and shall supersede and cancel, but only insofar as would affect the priority between the Lease and the Security Instrument any prior agreements as to such subjection or subordination, including, but not limited to, those provisions contained in the Lease that provide for the subjection or subordination of the Lease and the leasehold estate created thereby to a deed or deeds of trust or to a mortgage or mortgages.

13.	Notices. Wherever in this instrument it shall be required or permitted that notice be given by any party to the other, such notice shall be in writing. Any notice shall be deemed to have been given: (i) if mailed, no later than five (5) business days after the date the same is deposited as certified or registered mail in the United States mail, postage prepaid; or (ii) if sent by overnight courier, one (1) business day after the same is deposited, delivery charges prepaid and specifying overnight delivery, with a reputable, nationally recognized courier service which guarantees overnight delivery. Notices shall be addressed to:

If to Lender:

If to Tenant:

If to Borrower:

or at such other address as either party may from time to time designate in writing in lieu thereof. The address may be changed by notices given as provided herein.
14.	Captions. The captions and headings of the paragraphs of this Agreement are for convenience only and are not to be used in construing this Agreement.

15.	Counterparts. This Agreement may be executed in counterparts, and all counterparts together shall be construed as one document.

TENANT:

By:
Name:
Title:

By:
Name:
Title:

BORROWER:

By:

Name:

Title:

LENDER:

By:
Name:

Title:

[Attach notarial acknowledgements and Exhibit A, legal description]

Exhibit “F”
ESTOPPEL CERTIFICATE

To:	and its lenders and their assignees (collectively, “Beneficiaries”)

From:	NuVasive, Inc., a Delaware corporation (“Tenant”)
Re: Lease dated October                     , 2007, between HCPI/Sorrento, LLC, a Delaware limited liability company, as Landlord, and Tenant, as Tenant, as amended by                                                              (collectively, the “Lease”), with respect to the premises (the “Premises”) commonly known as Suites                      in the building located at 7473 Lusk Boulevard, San Diego, California, 92121, more particularly described as PARCEL 1 OF PARCEL MAP NO. 12736, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, ACCORDING TO MAP THEREOF ON FILE IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, MAY 27, 1983, AS RECORDER’S FILE NO. 83-178570 (“Property”).
Tenant represents and warrants for the benefit of Beneficiary that as of                     , 20___:
     1. Tenant is the present owner and holder of the tenant’s interest under the Lease and the interest of Tenant in the Lease has not been assigned, sublet, or encumbered. A correct and complete copy of the Lease (including all modifications, amendments, supplements, side letters, guaranties, addenda and riders of and to it) is attached to this Certificate as Schedule 1. The Lease constitutes the entire agreement between Tenant and Landlord with respect to the Premises. Tenant’s current notice address is set forth in the Lease. The size of the Premises is approximately                      rentable square feet. No person or entity other than Tenant is in possession of the Premises or any portion of the Premises. Tenant has not assigned the Lease or subleased the Premises or any portion of the Premises and has not committed or agreed to enter into any such assignment or sublease.
     2. The Commencement Date for the Phase 1 Premises was                                         , 200___, and the Commencement Date for the Phase 2 Premises was                                         , 200___, and the Term of the Lease will expire on                                         , 200___, including any presently exercised option or renewal term. Tenant has no option or right to renew, extend or cancel the Lease, or to lease additional space in or around the Premises, or to use any parking, other than Tenant’s right to extend the Term in accordance with Addenda 1 and 2 of the Lease.
     3. The Basic Monthly Rent currently payable under the Lease is $                                         and such rent has been paid through                                         , 200___. Tenant has paid operating expense charges of $                                          for year-to-date 200___, and pays $                      per month for such estimated charges along with each month’s base rent payment. Tenant is not entitled to any credit against any rent or other charge or rent concession under the Lease. No rental payments have been made more than one month in advance. Landlord has not, as an inducement, assumed any of Tenant’s lease obligations and has made no agreements with Tenant covering free rent, partial rent, rebate of rental payments or any other type of rental concession. Tenant has obtained all insurance required of Tenant under the Lease, and all premiums have been paid. The balance of the current security deposit is $                      and the amount of the Letter of Credit is $                     .
     4. All of Landlord’s construction obligations have been fully performed and Tenant has accepted the Premises, subject to no conditions, except as follows:                                         . No party is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default. Tenant is not the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships. The undersigned is unaware of any leaks, defects, malfunctions, or other problems with the Property, other than                                         .
     5. Tenant acknowledges the right of the Beneficiaries and their respective successors and assigns to rely on the statements and representations of Tenant contained in this Certificate, and further understands that the purchase and financing of the Property will be made in material reliance on this Certificate. The undersigned is authorized by all necessary action of Tenant to execute this Tenant Estoppel Certificate on behalf of Tenant. For the next 60 days, Tenant may permit any change to the foregoing information without first notifying Beneficiary in writing.

Tenant:		NuVasive, Inc., a Delaware corporation

By:
, President

By:
, Secretary
[Attach Schedule 1 to Certificate: Lease with all amendments, side-letters, etc.]

Exhibit “G”

Recording Requested by:

When Recorded Mail to:
HCPI/Sorrento, LLC
c/o Veralliance Properties, Inc.
8910 University Center Lane, #630
San Diego CA 92122
Space Reserved for Recorder’s Use Only
QUITCLAIM DEED
The undersigned grantor declares that documentary transfer tax zero based on the full value of the property conveyed.
FOR A VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, NuVasive, Inc., a Delaware corporation (“Tenant”), remises, releases, and forever quitclaims to HCPI/Sorrento, LLC, a Delaware limited liability company (“Landlord”), the real property located in the County of San Diego, State of California, described as follows (including all leasehold interests, rights to purchase, rights to possession, and all other rights ever owned or held by Tenant in the following property):
PARCEL 1 OF PARCEL MAP NO. 12736, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, ACCORDING TO MAP THEREOF ON FILE IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, MAY 27, 1983, AS RECORDER’S FILE NO. 83-178570.
This Quitclaim Deed terminates the Memorandum of Lease between Landlord and Tenant recorded in the real property records on                     , 2007, as file no.                                         , and all rights of Tenant under the Lease referenced in the Memorandum.
Dated:                                         , 20___.
NuVasive, Inc., a Delaware corporation

By:

, President

By:

, Secretary
[attach notarial acknowledgments]

Exhibit “G”
BENEFICIARY:
HCP/SORRENTO, LLC
C/O VERALLIANCE PROPERTIES, INC.
8910 UNIVERSITY CENTER LANE, SUITE 630
SAN DIEGO, CALIFORNIA, 92122
ATTENTION: DANIEL RYAN
LADIES AND GENTLEMEN:
AT THE REQUEST OF:
APPLICANT:
NUVASIVE, INC.
WE HEREBY ISSUE IN YOUR FAVOR OUR IRREVOCABLE CREDIT NO.                                                               FOR THE ACCOUNT OF NUVASIVE, INC. FOR AN AMOUNT OF $3,100,000.00 (TWO MILLION FOUR HUNDRED FIFTY THOUSAND DOLLARS) AVAILABLE BY YOUR DRAFTS AT SIGHT ON                                          BANK, N.A. EFFECTIVE IMMEDIATELY AND EXPIRING AT OUR OFFICE ON DECEMBER 31, 2008.
WE ARE INFORMED THIS LETTER OF CREDIT IS ISSUED RELATIVE TO THE LEASE AGREEMENT FOR SORRENTO SUMMIT DATED OCTOBER                     , 2007, INCLUDING ANY AMENDMENTS AND RESTATEMENTS THERETO, BETWEEN NUVASIVE, INC., AS TENANT, AND HCP/SORRENTO, LLC AS LANDLORD (THE “LEASE”) FOR PREMSIES LOCATED AT 7473 AND 7475 LUSK BOULEVARD, SAN DIEGO, CALIFORNIA 92121.
FUNDS UNDER THIS CREDIT ARE AVAILABLE AGAINST YOUR DRAFT(S) MARKED “DRAWN UNDER                      BANK, N.A. LETTER OF CREDIT NO.                                         ” ACCOMPANIED BY THE FOLLOWING:
BENEFICIARY’S SIGNED AND DATED STATEMENT READING AS FOLLOWS:
“IN ACCORDANCE WITH THE LEASE AGREEMENT FOR SORRENTO SUMMIT DATED OCTOBER                     , 2007, INCLUDING ANY AMENDMENTS AND RESTATEMENTS THERETO, BETWEEN NUVASIVE, INC., AS TENANT, AND HCP/SORRENTO, LLC AS LANDLORD (THE “LEASE”), THE UNDERSIGNED AS THE CURENT LANDLORD UNDER THE LEASE IS ENTITLED TO AND HEREBY DEMANDS PAYMENT UNDER                                          BANK, N.A. LETTER OF CREDIT NO                                          IN THE AMOUNT OF U.S. $                                         .” OR
“THE UNDERSIGNED, [SUCCESSOR TO] HCP/SORRENTO, LLC (“CREDITOR”) IS IN RECEIPT OF NOTICE FROM                                          BANK, N.A. THAT LETTER OF CREDIT NO.                                           WILL NOT BE EXTENDED BEYOND ITS CURRENT EXPIRATION DATE AND THE UNDERSIGNED HAS NOT RECEIVED ACCEPTABLE REPLACEMENT SECURITY. THE UNDERSIGNED IS ENTITLED TO AND HEREBY DEMANDS PAYMENT UNDER                                          BANK, N.A. LETTER OF CREDIT NO.                                          IN THE AMOUNT OF U.S. $                                         .”
PARTIAL AND MULTIPLE DRAWINGS UNDER THIS LETTER OF CREDIT ARE PERMITTED.

IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED FOR ONE YEAR FROM THE PRESENT OR ANY FUTURE EXPIRATON DATE, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THIS OR ANY FUTURE EXPIRATION DATE WE SEND NOTICE TO YOU BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, OR BY HAND DELIVERED COURIER THAT WE ELECT NOT TO CONSIDER THIS LETTER OF CREDIT EXTENDED FOR ANY SUCH ADDITIONAL PERIOD.
THIS LETTER OF CREDIT IS TRANSFERRABLE ONE OR MORE TIMES AND ONLY IN ITS ENTIRETY IN ACCORDANCE WITH THE ICC PUBLICATION NO. 590. ANY TRANSFER REQUEST MUST BE EFFECTED BY PRESENTING TO US THE ATTACHED FORM TOGETHER WITH THE ORIGINAL OR CERTIFIED COPY OF THE LETTER OF CREDIT. TRANSFERS TO DESIGNATED FOREIGN NATIONALS AND/OR SPECIALLY DESIGNATED NATIONALS ARE NOT PERMITTED AS BEING CONTRARY TO THE U.S. TREASURY DEPARTMENT OR FOREIGN ASSETS CONTROL REGULATIONS.
WE HEREBY ENGAGE WTH YOU THAT DRAFTS DRAWN UINDER AND IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS CREDIT WILL BE DULY HONORED UPON PRESENTATION AT OUR COUNTERS AT                                                              ON OR BEFORE THE EXPIRATION DATE HEREOF. THE ORIGINAL LETTER OF CREDIT OR A CERTIFIED COPY MUST ACCOMPANY THE DOCUMENTS PRESENTED UNDER THIS LETTER OF CREDIT.
THIS LETTER OF CREDIT SETS FORTH IN FULL THE TERMS OF OUR UNDERTAKING, AND SUCH UNDERTAKING SHALL NOT IN ANY WAY BE MODIFIED, AMENDED OR AMPLIFIED BY REFERENCE TO ANY DOCUMENT, INSTRUMENT OR AGREEMENT REFERRED TO HEREIN OR IN WHICH THIS LETTR OF CREDIT REFERRED TO OR TO WHICH THIS LETTER OF CREDIT RELATES, AND ANY REFERENCES SHALL NOT BE DEEMED TO INCORPORATE HEREIN BY REFERENCE ANY DOCUMENT, INSTRUMENT OR AGREEMENT. THE OBLIGATION OF                      BANK, N.A. UNDER THIS LETTER OF CREDIT IS THE INDIVIDUAL OBLIGATION OF                      BANK, N.A. AND IS IN NO WAY CONTINGENT UPON REIMBURSEMENT WITH RESPECT THERETO.
EXCEPT AS EXPRESSLY STATED HEREIN, THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICE 1998, INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO 590 (“ISP98”).
PLEASE ADDRES ALL CORRESPODENCE REGARDING THIS LETTER OF CREDIT TO THE ATTENTION OF THE STANDBY LETTER OF CREDIT UNIT                                                                                 , INCLUDING THE LETTER OF CREDIT NUMBER MENTIONED ABOVE. FOR TELEPHONE ASSISTANCE, PLEASE CONTACT THE STANDBY CLIENT SERVICE UNIT AT                                                             .
VERY TRULY YOURS,

Exhibit H
NC-40 Description
Noise shall be measured in 1/3 octave bands extrapolated from 25 Hz to 80,000 Hz. Specifically, the 1/3 octave band sound pressure levels shown in the following table are the levels not be exceeded in outside Tenant’s Premises due to Tenant’s operations. Noise level measurements to demonstrate compliance with the required limits shall be made using a calibrated system capable of sound pressure level measurements over the frequency range of interest, accurate to within +1 dB in each 1/3 octave band. A ‘fast’ time weighting shall be used with a time constant of 125 ms.)

One-Third Octave
Band Center Frequency (Hz)	Noise Intrusion Limit in dB
25	68
32	66
40	64
50	62
63	59
80	57
100	54
125	52
160	50
200	47
250	45
315	43
400	42
500	40
630	39
800	37
1,000	36
1,250	35
1,600	34
2,000	34
2,500	34
3,150	33
4,000	33
5,000	32
6,300	32
8,000	32
10,000	32
12,500	31
16,000	31
20,000	30
25,000	30
31,500	30
40,000	29
50,000	29
63,000	28
80,000	28

76